Exhibit 10.1

DATED 8 October 2014

BALTIC HORNET LIMITED

(as Borrower)

- and -

ABN AMRO Capital USA LLC

and others

(as Lenders)

- and —

ABN AMRO Capital USA LLC

(as MLA)

- and -

ABN AMRO Capital USA LLC

(as Agent)

-and-

ABN AMRO Capital USA LLC

(as Security Agent)

-and-

ABN AMRO Bank N.V. Singapore Branch

(as Sinosure Agent)

-and-

ABN AMRO Bank N.V.

(as Swap Provider)

US$16,800,000 SECURED

LOAN AGREEMENT

m.v. “BALTIC HORNET”

CONTENTS

		Page

1	Definitions and Interpretation	2

2	The Loan and its Purpose	27

3	Conditions of Utilisation	28

4	Advance	29

5	Repayment	30

6	Prepayment	31

7	Interest	34

8	Indemnities	36

9	Fees	44

10	Security and Application of Moneys	46

11	Representations	54

12	Undertakings and Covenants	64

13	Events of Default	76

14	Assignment and Sub-Participation	82

15	The Agent, the Security Agent, the Sinosure Agent and the Lenders	84

16	Set-Off	98

17	Payments	99

18	Notices	100

19	Partial Invalidity	103

20	Remedies and Waivers	104

21	Miscellaneous	104

LOAN AGREEMENT

Dated:  8 October 2014

BETWEEN:

(1)                                 BALTIC HORNET LIMITED a company incorporated under the laws of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 (the “Borrower”); and

(2)                                 the banks listed in Schedule 1 (The Lenders and the Commitments), each acting through its office at the address indicated against its name in Schedule 1 (together the “Lenders” and each a “Lender”); and

(3)                                 ABN AMRO Capital USA LLC, acting through its office at 100 Park Avenue, 24th Floor, NY 10017, USA as mandated lead arranger (in that capacity, the “MLA”)

(4)                                 ABN AMRO Capital USA LLC, acting through its office at 100 Park Avenue, 24th Floor, NY 10017, USA as facility agent (in that capacity, the “Agent”); and

(5)                                 ABN AMRO Capital USA LLC, acting through its office at 100 Park Avenue, 24th Floor, NY 10017, USA as security agent (in that capacity, the “Security Agent”); and

(6)                                 ABN AMRO Bank N.V. Singapore Branch, acting through its office at 10 Collyer Quay, #07-01 Ocean Financial Centre, Singapore 049315 as agent for Sinosure (in that capacity, the “Sinosure Agent”); and

(7)                                 ABN AMRO Bank N.V. acting through its office at 100 Park Avenue, 24th Floor, NY 10017, USA as swap provider (in that capacity, the “Swap Provider”).

WHEREAS:

(A)                               The Borrower has agreed to purchase the Vessel from the Builder on the terms of the Building Contract and intends to register the Vessel under an Approved Flag.

(B)                               Each of the Lenders has agreed to advance to the Borrower its respective Commitment of an aggregate amount not exceeding the Maximum Loan Amount which the Borrower will use to finance (i) part of the Contract Price, and (ii) the Sinosure Insurance Premium.

(C)                               Sinosure has agreed to provide a buyer’s credit insurance policy covering up to ninety five per cent (95%) of the political and commercial risks associated with the Loan.

IT IS AGREED as follows:

1                                         Definitions and Interpretation

1.1                               In this Agreement:

“Account Holder” means Nordea Bank Finland plc acting through its Cayman Islands branch or any other bank or financial institution which at any time, with the Agent’s prior written consent, holds the Earnings Account.

“Account Control Agreement” means the account control agreement among, the Borrower, the Account Holder and the Security Agent, which is referred to in Clause 10.1.5 (Security Documents).

“Account Charge” means the deed of charge or account pledge agreement (as applicable) referred to in Clause 10.1.4 (Security Documents).

“Administration” has the meaning given to it in paragraph 1.1.3 of the ISM Code.

“Affiliate” means in relation to a company:

(a)                                  its Subsidiary;

(b)                                  its Holding Company; or

(c)                                   any other Subsidiary of that Holding Company.

“Annex VI” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

“Approved Flag” means the flag of the Republic of the Marshall Islands or any other flag acceptable to the Agent at its absolute discretion.

“Approved Shipbrokers” means any firms of shipbrokers contained in the list set out in Schedule 6 (Approved List of Shipbrokers), as such list shall be updated or revised from time to time by the Agent in its discretion or any other firm of shipbrokers, at the Agent’s discretion and “Approved Shipbroker” means any one of them.

“Assignment” means the deed of assignment referred to in Clause 10.1.2 (Security Documents).

“Availability Termination Date” means the earlier of the Drawdown Date and 31 January 2015, or such later date as all the Lenders may in their discretion agree.

“Break Costs” means all sums payable by the Borrower from time to time under                                             Clause 8.3 (Break Costs).

“Break Gains” means all gains realised by a Lender as a result of its receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 6 (Prepayment) or otherwise) on a day other than the last day of an Interest Period for the Loan or relevant part of the Loan, or any other payment under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question, and includes (without limitation) any gains realised in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan.

“Builder” means Yangfan Group Co., Ltd a company incorporated according to the laws of the People’s Republic of China, with its registered office at 169 Lujiazhi Road, Shenjiamen, Putuo, Zhoushan City, Zhejiang Province, People’s Republic of China.

“Building Contract” means the contract dated 13 November 2013 in respect of the Vessel on the terms and subject to the conditions of which the Builder has agreed to construct the Vessel for, and deliver it to, the Borrower.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, London, Beijing P.R. China and Singapore.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the USA or any agency or instrumentality thereof (provided that the full faith and credit of the USA is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the USA rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in (i) through (iv) above.

“Change of Control” means, in respect of the Guarantor (or in its capacity as Pledgor), any time during which and for any reason:-

(a)                    the Guarantor fails to own, directly or indirectly, one hundred per cent (100%) of the capital stock or other equity interests of the Borrower; or

(b)                    there is a sale, lease or transfer of all or substantially all of the Guarantor’s assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); or

(c)                     there is a liquidation or dissolution of the Guarantor; or

(d)                    any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than one or more of the Permitted Holders, become the owner, directly or indirectly, beneficially or of record, of shares representing more than thirty per cent (30%) of the outstanding voting or economic equity interests of the Guarantor; or

(e)                     there is a replacement of a majority of the directors on the board of directors of the Guarantor over a two-year period from the directors who constituted the board of directors of the Guarantor at the beginning of such period and such replacement has not been approved by a vote of at least a majority of the board of directors of the Guarantor then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved; or

(f)                      there is a “change of control” or similar event (however described) in any documentation related to any Financial Indebtedness of the Guarantor or the Group or any member of the Group; or

(g)                     the Guarantor’s common stock ceases to be traded on the New York Stock Exchange or any other internationally recognised stock exchange; or

(h)                    the Permitted Holders, collectively, are no longer the owners, directly or indirectly, beneficially or of record, of shares representing more than thirty per cent (30%) of the outstanding voting interests of the Guarantor, provided that any amalgamation, demerger, merger or corporate reconstruction of the Guarantor or any subsidiary thereof or any transactions contemplated thereby that are consummated with the consent of the Agent and Sinosure in accordance with Clause 12.3.6 (Merger) shall not constitute a “Change of Control”.

“Charter” means any time charter or other contract of employment or pool agreement, in relation to the Vessel which exceeds or is capable of exceeding twenty four (24) months’ duration taking into account any extension options entered or to be entered into by the Borrower (as owner) with a Charterer (as charterer) on terms and subject to conditions acceptable to the Agent.

“Charterer” means any charterer that has entered or may enter into a Charter with the Borrower in respect of the Vessel.

“Code” means the US Internal Revenue Code of 1986.

“Collateral Guarantee” means the guarantee and indemnity referred to in Clause 10.1.9 (Security Documents).

“Commitment” means, in relation to a Lender, the amount of the Loan which that Lender agrees to advance to the Borrower as its several liability as indicated against the name of that Lender in Schedule 1 (The Lenders and the Commitments) and/or, where the context permits, the amount of the Loan advanced by that Lender and remaining outstanding and “Commitments” means more than one of them.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Compliance Certificate).

“Consolidated Net Worth” means the Net Worth of the Guarantor and its Subsidiaries determined on a consolidated basis in accordance with GAAP after appropriate deduction for any minority interest in Subsidiaries.

“Contract Price” means up to USD 28,000,000.

“Credit Support Document” means any document described as such in the Master Agreement and, where the context permits, any other document referred to in any Credit Support Document which has the effect of creating an Encumbrance in favour of any of the Finance Parties.

“Credit Support Provider” means any person (other than the Borrower) described as such in the Master Agreement.

“Currency of Account” means, in relation to any payment to be made to a Finance Party under a Finance Document, the currency in which that payment is required to be made by the terms of that Finance Document.

“Default” means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delivery Date” means the date of actual delivery of the Vessel from the Builder to the Borrower under the Building Contract, which shall be no later than 31 January 2015.

“Disruption Event” means either or both of:

(a)                                 a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the parties to this Agreement; or

(b)                                 the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a party to this Agreement preventing that, or any other, party to this Agreement:

(i)                                     from performing its payment obligations under the Finance Documents; or

(ii)                                  from communicating with other parties to this Agreement in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the party whose operations are disrupted.

“Dividend” with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to its stockholders, partners or members or authorised or made any other distribution, payment or delivery of property (other than common stock or the right to purchase any of such stock of such Person) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or partnership or membership interests outstanding on or after the Signing Date (or any options or warrants issued by such Person with respect to its capital stock), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock of, or equity interests in, such Person outstanding on or after the Signing Date (or any options or warrants issued by such Person with respect to is capital stock or other equity interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting side of any funds for the foregoing purposes.

“DOC” means, in relation to the ISM Company, a valid Document of Compliance issued for the ISM Company by the Administration under paragraph 13.2 of the ISM Code.

“Dollars” and “$” and “USD” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

“Drawdown Date” means the date on which the Loan is advanced under Clause 4 (Advance).

“Drawdown Notice” means a notice substantially in the form set out in Schedule 3 (Form of Drawdown Notice).

“Earnings” means (i) all hires, freights, pool income and other sums payable to or for the account of the Borrower in respect of the Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of the Vessel and (ii) (to the extent not included in (i) above) all rights, title, interest and benefits of any Charter.

“Earnings Account” means the bank account to be opened in the name of the Borrower with the Account Holder and designated “Baltic Hornet Limited - Earnings Account”.

“Encumbrance” means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Environment” means all or any of the following media: air (including air within buildings or other structures and whether below or above ground); land (including buildings and any other structures or erections in, on or under it and any soil and anything below the surface of the land); land covered with water; and water (including sea, ground and surface water and any living organism supported by such media).

“Environmental Approval” means any and all consents, authorisations, licences or approvals of any Government Entity required under any Environmental Laws applicable to the Vessel or any part thereof or to the operation of, or the carriage of cargo and/or passengers on, or the provision of goods and/or services of or from the Vessel or any part thereof.

“Environmental Claim” means any and all enforcements, clean ups, removals or other regulatory actions or laws instituted or completed by any Government Entity under or pursuant to any Environmental Laws or any Environmental Approval together with the claims made by any third party relating to damage, contribution, loss or injury resulting from any spill from the Vessel or any part thereof.

“Environmental Laws” means any or all applicable law (whether civil, criminal or administrative), common law, statute, statutory instrument, treaty, convention, regulation, directive, by-law, demand, decree, ordinance, injunction, resolution, order, judgment, rule, permit, licence or restriction (in each case having the force of law) and codes of practice or conduct, circulars and guidance notes (in each case having legal or judicial import or effect), in each case of any government, quasi-government, supranational, federal, state or local government, statutory or regulatory body, court, agency or association in any applicable jurisdiction relating to or concerning:

(a)                                 pollution or contamination of the Environment, any ecological system or any living organisms which inhabit the Environment or any ecological system;

(b)                                 the generation, manufacture, processing, distribution, use (including abuse), treatment, storage, disposal, transport or handling of hazardous materials; and

(c)                                  the emission, leak, release, spill or discharge into the Environment of dust, fumes, gas, odours, smoke, steam, effluvia, heat, light, radiation (of any kind), infection, electricity or any hazardous materials and any matter or thing capable of constituting a nuisance or an actionable tort or breach of statutory duty of any kind in respect of such matters, including, without limitation, the following laws of the United States of America (each as amended): the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, the Resource Conservation and Recovery Act and the Toxic Substances Control Act together, in each case, with the regulations promulgated and the guidance issued pursuant thereto.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with a Security Party would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the IRC.

“ERISA Funding Event” means (i) any failure by any Plan to satisfy the minimum funding standards (for purposes of Section 412 of the IRC or Section 302 of

ERISA), whether or not waived; (ii) the filing pursuant to Section 412 of the IRC or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iii)  the failure by any Security Party or any Subsidiary or ERISA Affiliate to make any required contribution to a Multiemployer Plan; (iv) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430(i) of the IRC); (v) the incurrence by any Security Party or any Subsidiary or ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (vi) the receipt by any Security Party or any Subsidiary or ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Security Party or any Subsidiary or ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Section 4245 of ERISA, in reorganization within the meaning of Section 4241 of ERISA, or in endangered or critical status within the meaning of Section 432 of the IRC or Section 305 of ERISA; and (vii) any “reportable event”, as defined in Section 4043 of ERISA with respect to a Plan (other than an event for which the 30-day notice period to the PBGC is waived).

“ERISA Termination Event” means (i) the imposition of any lien under Section 430(k) of the IRC or any other lien in favor of the PBGC or any Plan or Multiemployer Plan on any asset of any Security Party or any Subsidiary or ERISA Affiliate thereof in connection with any Plan or Multiemployer Plan; (ii) the receipt by any Security Party or any Subsidiary or ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan under Section 4042 of ERISA; (iii)  the filing of a notice of intent to terminate a Plan under Section 4041 of ERISA; (iv) the institution of proceeding to terminate a Plan or a Multiemployer Plan; (v) the incurrence by any Security Party or any Subsidiary or ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; or (vi) the occurrence of any other event or condition which might constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan.

“Event of Default” means any of the events or circumstances set out in Clause 13.1 (Events of Default).

“Exchange Act” means the Securities Exchange Act of 1934 of the USA.

“Facility Period” means the period beginning on the Signing Date and ending on the date when the whole of the Indebtedness has been paid in full and the Security Parties have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.

“Fair Market Value” means the market value of the Vessel or a Fleet Vessel (as the case may be) calculated in accordance with Clause 10.14 (Fair Market Value determination).

“FATCA” means:

(a)                                 sections 1471 to 1474 of the Code or any associated regulations;

(b)                                 any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in (a); or

(c)                                  any agreement pursuant to the implementation of any treaty, law or regulation referred to in (a) or (b)  with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)                                 in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)                                 in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)                                  in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within (a) or (b), 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the Signing Date.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letter” means any letter or letters dated on or about the Signing Date between the Agent and the Borrower setting out any fees referred to in Clause 9 (Fees).

“Final Maturity Date” means the tenth (10th) anniversary of the Delivery Date, and, in any event no later than 31 January 2025.

“Finance Documents” means this Agreement, the Master Agreement, the Security Documents, any Fee Letter and any other document designated as such by the Agent and the Borrower and “Finance Document” means any one of them.

“Finance Parties” means the Agent, the Security Agent, the MLA, the Swap Provider, the Sinosure Agent and the Lenders and “Finance Party” means any one of them.

“Financial Indebtedness” means any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of:

(a)                                 moneys borrowed;

(b)                                 any acceptance credit;

(c)                                  any bond, note, debenture, loan stock or similar instrument;

(d)                                 any finance or capital lease;

(e)                                  receivables sold or discounted (other than on a non-recourse basis);

(f)                                   deferred payments for assets or services;

(g)                                  any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)                                 any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)                                     any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)                                    the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

provided that the Financial Indebtedness shall not in any event include trade payables and expenses accrued in the ordinary course of business.

“Fleet Market Value” means the aggregate Fair Market Value of the Fleet Vessels.

“Fleet Vessels” means any vessel (including the Vessel and the Other Vessel) from time to time managed by the Guarantor, as they appear in the then most recent financial statements delivered pursuant to Clauses 12.1.1 (Financial statements) and 12.1.3 (Interim financial statements) and “Fleet Vessel” means any one of them.

“Foreign Plan” means an employee benefit plan, program, policy, scheme or arrangement that is not subject to U.S. law and is maintained or contributed to by any Security Party or any Subsidiary or for which any Security Party or any Subsidiary has or could have any liability.

“Foreign Termination Event” means the occurrence of an event with respect to the funding or maintenance of a Foreign Plan, that could reasonably be expected to result in a lien on, or seizure of, any property secured by a Security Document.

“Foreign Underfunding” means the excess, if any, of the accrued benefit obligations of a Foreign Plan (based on those assumptions used to fund that Foreign Plan or, if that Foreign Plan is unfunded, based on those assumptions used for financial accounting statement purposes or, if accrued benefit obligations are not calculated for financial accounting purposes, based on such reasonable assumptions as may be approved by the Borrower’s independent auditors for these purposes) over the assets of such Foreign Plan.

“GAAP” means generally accepted accounting principles in the USA.

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant.

“Guarantee” means the guarantee and indemnity referred to in Clause 10.1.3 (Security Documents).

“Guaranteed Indebtedness” means the obligations of the Borrower under and pursuant to the Other Collateral Guarantee.

“Guarantor” means Baltic Trading Limited, a company incorporated under the laws of the Republic of the Marshall Islands having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960.

“Guarantor’s Assignment” means the letters in relation to the Vessel’s assignment of Insurances referred to in Clause 10.1.8 (Security Documents).

“Group” means the Guarantor and each of its Subsidiaries.

“Holding Company” means in relation to a company, a company in respect of which the first named company is a Subsidiary.

“IAPPC” means a valid international air pollution prevention certificate for a Vessel issued under Annex VI.

“Indebtedness” means the aggregate (without duplication) from time to time of:

(a)                                 the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) payable to any of the Finance Parties under all or any of the Finance Documents; and

(b)                                 the Guaranteed Indebtedness.

“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with the Vessel or her increased value or her Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

“Intellectual Property” means:

(a)                                 any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered; and

(b)                                 the benefit of all applications and rights to use such assets of a Security Party.

“Interest Payment Date” means each date for the payment of interest in accordance with Clause 7.7 (Accrual and payment of interest).

“Interest Period” means each period for the determination and payment of interest selected by the Borrower or agreed or selected by the Agent pursuant to Clause 7.1 (Interest).

“IRC” means the United States Internal Revenue Code of 1986, as amended, and any successor thereto.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISM Company” means, at any given time, the company responsible for a Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

“ISPS Code” means the International Ship and Port Facility Security Code.

“ISPS Company” means, at any given time, the company responsible for a Vessel’s compliance with the ISPS Code.

“ISSC” means a valid international ship security certificate for a Vessel issued under the ISPS Code.

“LIBOR” means:

(a)                                 the applicable Screen Rate; or

(b)                                 (if no Screen Rate is available for any Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks (or by two of them if one is unable to quote) to leading banks in the London interbank market, at 11.00 a.m. London time three (3) Business Days before the first day of the relevant Interest Period for the offering of deposits in Dollars in an amount comparable to the Loan (or any relevant part of the Loan) and for a period comparable to the relevant Interest Period and, if any such rate is below zero, LIBOR will be deemed to be zero.

“Leverage” means the aggregate Financial Indebtedness (including available but undrawn working capital lines) of the Group divided by the Value Adjusted Total Assets.

“Loan” means the aggregate amount advanced or to be advanced by the Lenders to the Borrower under Clause 4 (Advance) or, where the context permits, the amount advanced and for the time being outstanding.

“Loan Assignment” means the deed of assignment referred to in Clause 10.1.12 (Security Documents).

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than sixty six and two thirds per cent (66 2/3%) of the aggregate of all the Commitments.

“Management Agreement” means any agreement for the commercial and/or technical management of the Vessel entered or to be entered into between the Borrower and the Managers.

“Managers” means (a) Wallem Shipmanagement Limited of 12/F, Warwick House East, Taikoo Place, 979 King’s Road, Quarry Bay, Hong Kong, (b) Genco Shipping & Trading Limited, a company incorporated under the laws of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 with its principal place of business at

299 Park Avenue, 12th Floor, New York, New York 10171, USA (its chief executive office), (c) Genco Ship Management L.L.C., a company incorporated under the laws of Delaware whose registered office is at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808 with its chief at 299 Park Avenue, 12th Floor, New York, New York 10171 and (d) Anglo-Eastern Ship Management Limited, of 23rd Floor, 248 Queen’s Road East, Wanchai, Hong Kong or such other commercial and/or technical managers of the Vessel nominated by the Borrower as the Agent may approve, such approval not to be unreasonably withheld.

“Managers’ Undertaking” means the letter of undertaking referred to in Clause 10.1.5 (Security Documents).

“Mandatory Cost” means the cost imputed to a Finance Party of compliance with the mandatory liquid asset requirements and/or the banking supervision or other costs imposed by national or international regulations.

“Margin” means two point five per cent (2.5%) per annum.

“Master Agreement” means any ISDA Master Agreement (or any other form of master agreement relating to interest or currency exchange transactions) entered into between the Swap Provider and the Borrower during the Facility Period, including each Schedule to any Master Agreement and each Confirmation exchanged pursuant to any Master Agreement.

“Master Agreement Benefits” means all benefits whatsoever of the Borrower under or in connection with the Master Agreement including, without limitation, all moneys payable to the Borrower under the Master Agreement and all claims for damages in respect of any breach by the Swap Provider of the Master Agreement.

“Master Agreement Charge” means the deed of charge referred to in Clause 10.1.10 (Security Documents).

“Material Adverse Effect” means, in the opinion of the Agent, a material adverse effect on:

(a)                                 the business, operations, property, condition (financial or otherwise) or prospects of any member of the Group or the Group as a whole; or

(b)                                 the ability of any Security Party to perform its obligations under any Finance Document; or

(c)                                  the validity or enforceability of, or the effectiveness or ranking of any Encumbrance granted or intended to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Maximum Loan Amount” means an amount not exceeding the lesser of (a) sixty percent (60%) of the Contract Price and (b) sixteen million eight hundred thousand Dollars ($16,800,000) and (c) thirty three million six hundred thousand Dollars ($33,600,000) in aggregate with the Other Loan and (d) sixty per cent (60%) of the charter-free Fair Market Value of the Vessel on the Delivery Date determined on the Delivery Date on the basis of the valuation received by the Agent under Clause 3.1 (Conditions precedent).

“Minimum Consolidated Net Worth” means an amount not less than (a) $232,796,091 plus (b) fifty per cent (50%) of the value of any subsequent primary equity offerings of the Guarantor completed after 30 April 2013.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Mortgage” means the preferred or statutory (as the case may be) mortgage referred to in Clause 10.1.1 (Security Documents).

“Multiemployer Plan” means, at any time, a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which any Security Party or any Subsidiary or ERISA Affiliate has or could have any liability or obligation to contribute.

“Net Worth” means, as to any Person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders’ equity, but excluding treasury stock.

“Original Financial Statements” means the audited consolidated financial statements of the Guarantor for the financial year ended 31 December 2013.

“Other Borrower” means Baltic Wasp Limited, a company incorporated under the laws of the Marshall Islands whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960.

“Other Collateral Guarantee” means a guarantee and indemnity signed on or about the date hereof by the Borrower in relation to the Other Loan.

“Other Facility Agreement” means the loan agreement dated on or about the Signing Date in respect of the Other Vessel and between the Other Borrower and the Other Finance Parties, as amended, supplemented and varied from time to time.

“Other Finance Documents” has the meaning given to the term “Finance Documents” in the Other Facility Agreement.

“Other Finance Parties” has the meaning given to the term “Finance Parties” in the Other Facility Agreement.

“Other Loan” means the amount of the “Loan”, as defined in the Other Facility Agreement;

“Other Master Agreement” has the meaning given to the term “Master Agreement” in the Other Facility Agreement.

“Other Security Documents” has the meaning given to the term “Security Documents” in the Other Facility Agreement.

“Other Swap Provider” has the meaning given to the term “Swap Provider” in the Other Facility Agreement.

“Other Vessel” means the ultramax bulk carrier and everything now or in the future belonging to her on board and ashore, currently under construction by the Builder with the Builder’s hull number BC64K-BT02 to be named “BALTIC WASP”.

“Other Vessel Security Documents” means the Mortgage, the Assignment, the Manager’s Undertaking and the Guarantor’s Assignment (as each such term is defined in the Other Facility Agreement).

“PBGC” means the United States Pension Benefit Guarantee Corporation, or any successor entity thereto.

“Parties” means the parties to this Agreement and “Party” means any one of them.

“Permitted Encumbrance” means:

(a)                                 any Encumbrance created by the Security Documents;

(b)                                 any liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(c)                                  any liens incurred in the ordinary course of trading the Vessel: (i) in the case of liens other than bunkers, up to an aggregate amount at any time not exceeding one hundred thousand Dollars ($100,000) which is discharged within fourteen (14) days following its occurrence and (ii) in the case of bunkers for the Vessel which is discharged within thirty (30) days following its occurrence;

(d)                                 any liens for salvage; and

(e)                                  any other Encumbrance which has the prior written approval of the Agent.

“Permitted Holders” means (a) Mr. Peter Georgiopoulos (including his immediate family members and trusts to which he or such family members hold a beneficial interest, (b) any corporation or any other entity directly or indirectly controlled by Mr. Peter Georgiopoulos and (c) Genco Shipping & Trading Limited, a corporation organised and existing under the laws of the Republic of the Marshall Islands.

“Person” means any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any employee benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA, and in respect to which any Security Party or any Subsidiary or ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledgor” means the Guarantor in its capacity as pledgor under the Shares Pledge.

“Proportionate Share” means, at any time, the proportion which a Lender’s Commitment (whether or not advanced) then bears to the aggregate Commitments of all the Lenders (whether or not advanced).

“Quarter Date” means 31 March, 30 June, 30 September and 31 December of each calendar year.

“Reference Banks” means, in relation to LIBOR, the principal London offices of ABN AMRO Bank N.V, or any other highly rated, in the opinion of the Agent, (by Standard & Poor or any other reputable rating agency acceptable to the Agent) bank or financial institution selected by the Agent.

“Relevant Documents” means the Finance Documents, the Building Contract, the Charter, the Management Agreement and the Account Holder’s confirmation specified in Part I of Schedule 2 (Conditions precedent).

“Repayment Date” means the date for payment of any Repayment Instalment in accordance with Clause 5.1 (Repayment of Loan).

“Repayment Instalment” means any instalment of the Loan to be repaid by the Borrower under Clause 5.1 (Repayment of Loan).

“Requisition Compensation” means all compensation or other money which may from time to time be payable to the Borrower as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

“Sanctioned Country” means any country subject to economic sanctions or trade restrictions of the Netherlands, the United Nations, the European Union, the United Kingdom, or the United States that broadly prohibit or restrict dealings with such country (including, without limitation, Cuba, Iran, North Korea, Sudan, and Syria).

“Sanctions Target” means any Person with whom dealings are restricted or prohibited under the Sanctions Laws of the Netherlands, the United Nations, the European Union, the United Kingdom, or the United States, including (a) any Person identified in any list of sanctioned Persons maintained by: (i) the Government of the Netherlands; (ii) any committee of the United Nations Security Council; (iii) the European Union; ((iv) HM Treasury of the United Kingdom; or (v) the United

States Department of Treasury; (b) any Person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country; and (c) any Person directly or indirectly 50% or more owned by, otherwise controlled by, or acting for the benefit or on behalf of, a Person described in (a) or (b).

“Sanctions Laws” means all laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted persons, the ability to engage in transactions with specified persons or countries, or the ability to take an ownership interest in assets of specified persons or located in a specified country, including any laws threatening to impose economic sanctions on any person for engaging in proscribed behaviour.

“S&P” means Standard & Poor’s Rating Services, a division of McGraw Hill Companies, Inc. and its successors.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters.  If such page or the service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Security Documents” means the Mortgage, the Assignment, the Guarantee, the Collateral Guarantee, the Account Charge, the Account Control Agreement, the Share Pledge, the Managers’ Undertaking, the Master Agreement Charge, the Subordination Agreement, the Guarantor’s Assignment, the Loan Assignment, any UCC financing statements or documents or similar import, the Other Security Documents, any other Credit Support Documents or (where the context permits) any one or more of them and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and “Security Document” means any one of them.

“Security Parties” means the Borrower, the Other Borrower, the Guarantor, the Pledgor, any other Credit Support Provider and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness but for the avoidance of doubt shall not include any Manager or Charterer, and “Security Party” means any one of them.

“Shareholder Rights Agreement” shall mean the shareholder rights agreement entered into as of 5 March 2010 by and between the Guarantor and Mellon Investor Services L.L.C. (operating with the service name BNY Mellon Shareholder Services), a New Jersey limited liability company, as rights agent, without giving effect to any amendments, modifications or supplements thereto, without the consent of the Agent (acting on the instructions of the Majority Lenders).

“Share Pledge” means the pledge of shares referred to in Clause 10.1.7 (Security Documents).

“Signing Date” means the date of this Agreement.

“Sinosure” means China Export & Credit Insurance Corporation, a corporation organised and existing under the laws of The People’s Republic of China and having its principle place of business at 2 Fortune Times Building, No. 11 Fenghuiyuan, Xicheng District, Beijing 100032, The People’s Republic of China.

“Sinosure Insurance Premium” means the premium payable to Sinosure in respect of the Sinosure Policy in accordance with Clause 9 (Fees).

“Sinosure Insurance Proceeds” means all sums payable by Sinosure to or for the account of the Sinosure Agent on behalf of the Lenders under or in connection with the Sinosure Policy.

“Sinosure Policy” means the buyer’s export credit insurance policy issued or to be issued by Sinosure in respect of the Vessel and providing in the aggregate political and commercial cover for ninety five per cent (95%) of the Loan outstanding from time to time and accrued interest thereunder, in form and substance satisfactory to the Lenders.

“SMC” means a valid safety management certificate issued for the Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

“SMS” means a safety management system for the Vessel developed and implemented in accordance with the ISM Code.

“Subordination Agreement” means the subordination agreement referred to in Clause 10.1.11

“Subsidiary” means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Assets” means the amount which is equal to the total assets of the Guarantor as shown in the Guarantor’s applicable financial statements.

“Total Loss” means:

(a)                                 an actual, constructive, arranged, agreed or compromised total loss of the Vessel; or

(b)                                 the requisition for title or compulsory acquisition of the Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)                                  the hijacking, theft, condemnation as prize, confiscation, forfeiture or capture by a governmental authority of the Vessel (not falling within (b) above), unless the Vessel is released and returned to the possession of the Borrower within thirty (30) days after the hijacking, theft, condemnation as prize, confiscation forfeiture, or capture by a governmental authority, in question.

“Transaction” means a transaction entered into between the Swap Provider and the Borrower governed by the Master Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to any Transfer Certificate, the later of:

(a)                                 the proposed Transfer Date specified in the Transfer Certificate; and

(b)                                 the date on which the Agent executes the Transfer Certificate.

“Trust Property” means:

(a)                                 all benefits derived by the Security Agent from Clause 10 (Security and Application of Moneys); and

(b)                                 all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents,

with the exception of any benefits arising solely for the benefit of the Security Agent.

“UCC” means The Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

“USA” or “US” means the United States of America.

“US Tax Obligor” means:

(a)                                 a Security Party which is resident for tax purposes in the US; or

(b)                                 a Security Party some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Value Adjusted Total Assets” means the Total Assets of the Guarantor adjusted in each case for the difference of the book value of the Fleet Vessels (as evidenced in the most recent financial statements delivered pursuant to Clause 12.1.1(Financial statements)) and the Fleet Market Value).

“Vessel” means the ultramax bulk carrier and everything now or in the future belonging to her on board and ashore, currently under construction by the Builder with the Builder’s hull number BC64K-BT01 to be named “BALTIC HORNET” on the terms of the Building Contract.

“Withdrawal Liability(ies)” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

1.2                               In this Agreement:

1.2.1                     words denoting the plural number include the singular and vice versa;

1.2.2                     words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3                     references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4                     references to this Agreement include the Recitals and the Schedules;

1.2.5                     the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6                     references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7                     references to “indebtedness” include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.2.8                     references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.9                     a Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it was not been waived;

1.2.10              references to any Finance Party include its successors, transferees and assignees;

1.2.11              a time of day (unless otherwise specified) is a reference to New York time; and

1.2.12              words and expressions defined in the Master Agreement, unless the context otherwise requires, have the same meaning.

1.3                               Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Finance Party and the Borrower or their representatives prior to the Signing Date.

2                                         The Loan and its Purpose

2.1                               Amount  Subject to the terms of this Agreement, the Lenders agree to make available to the Borrower a term loan not exceeding the Maximum Loan Amount.

2.2                               Finance Parties’ obligations  The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party to the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3                               Purpose  The Borrower shall apply the Loan for the purposes referred to in Recital (B).

2.4                               Monitoring  No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.

3                                         Conditions of Utilisation

3.1                               Conditions precedent  The Borrower is not entitled to have the Loan advanced unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent).

3.2                               Further conditions precedent  The Lenders will only be obliged to advance the Loan if on the date of the Drawdown Notice and on the proposed Drawdown Date:

3.2.1                     no Default is continuing or would result from the advance of the Loan; and

3.2.2                     the representations made by the Borrower under Clause 11 (Representations) are true in all material respects; and

3.2.3                     there is, in the opinion of the Agent and the Sinosure Agent, no material adverse change in the financial strength of the Borrower and the Guarantor, nor material adverse global economic and political developments, nor material adverse developments in the international money and capital markets and which, in the opinion of the Lenders, might prejudice the successful and timely performance of this Agreement.

3.3                               Loan Advance limit  The Lenders will only be obliged to advance to the Borrower under this Agreement an amount that will not be in excess of the Maximum Loan Amount.

3.4                               Conditions subsequent  The Borrower undertakes to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, the Drawdown Date or as otherwise stated in Part II of Schedule 2 (Conditions subsequent) the additional documents and other evidence listed in Part II of Schedule 2 (Conditions subsequent).

3.5                               No waiver  If the Lenders in their sole discretion agree to advance the Loan to the Borrower before all of the documents and evidence required by Clause 3.1 (Conditions precedent) have been delivered to or to the order of the Agent, the Borrower undertakes to deliver all outstanding documents and evidence to or to the order of the Agent no later than the date specified by the Agent (acting on the instructions of all the Lenders).

The advance of the Loan under this Clause 3.5 shall not be taken as a waiver of the Lenders’ right to require production of all the documents and evidence required by Clause 3.1 (Conditions precedent).

3.6                               Form and content  All documents and evidence delivered to the Agent under this Clause 3 shall:

3.6.1                     be in form and substance acceptable to the Agent; and

3.6.2                     if required by the Agent, be translated in English, certified, notarised, legalised or attested in a manner acceptable to the Agent.

4                                         Advance

4.1                               Drawdown Request  The Borrower may request the Loan to be advanced in one amount on any Business Day prior to the Availability Termination Date by delivering to the Agent a duly completed Drawdown Notice not more than ten (10) and not fewer than three (3) Business Days before the proposed Drawdown Date.  Any such Drawdown Notice shall be signed by authorised signatories of the Borrower and, once delivered, is irrevocable.

4.2                               Lenders’ participation  Subject to Clauses 2 (The Loan and its Purpose) and 3 (Conditions of Utilisation), the Agent shall promptly notify each Lender of the receipt of the Drawdown Notice, following which each Lender shall advance its Proportionate Share of the Loan to the Borrower through the Agent on the Drawdown Date.  None of the Lenders shall be under any obligation to advance all or any part of its Commitment in relation to the Loan after the Availability Termination Date.  The availability of the Loan shall be cancelled after the Drawdown Date to the extent that it is undrawn at that time.

4.3                               Termination of Lenders’ obligations  Notwithstanding anything contained in the Finance Documents, the obligations of the Lenders to make or maintain the Loan shall terminate in the event that any of the following events take place:

4.3.1                     the Sinosure Policy is cancelled, terminated, rescinded, repudiated, suspended or otherwise ceases to remain in full force or does not constitute legal, valid, binding and enforceable obligations of any party thereto; or

4.3.2                     if it becomes unlawful or impossible for Sinosure to discharge any liability under the Sinosure Policy or to comply with any obligation which are material under the Sinosure Policy; or

4.3.3                     any consent necessary to enable Sinosure to:

(a)                                 issue and maintain the Sinosure Policy;

(b)                                 discharge any liability under the Sinosure Policy;

(c)                                  comply with any provision of the Sinosure Policy which any of the Lenders considers material,

is not granted, expires without being renewed or is revoked or any condition thereof is not satisfied.

If any of the events described in this Clause 4.3 takes place, the Agent on behalf of the Lenders shall negotiate with the Borrower in good faith with a view to reaching a potential restructuring of the Loan and/or to arranging a new financing facility for the Vessel to mitigate the loss of the Sinosure Policy on such terms and conditions as are acceptable to the Lenders, provided always that no Lender shall be committed to agree to any such potential restructuring of the Loan and/or such new financing facility notwithstanding other Lenders may have agreed to do so. In the event that the parties do not agree on such a solution within 60 days, the Borrower shall immediately on the Agent’s written demand make a full prepayment of the Loan. For the avoidance of doubt, the Borrower shall be under no obligation to make a full prepayment of the Loan under this Clause 4.3 if the termination, suspension or cancellation of the Sinosure Policy is caused by the wilful misconduct of any Finance Party.

5                                         Repayment

5.1                               Repayment of Loan  The Borrower agrees to repay the Loan to the Agent for the account of the Lenders by twenty (20) consecutive semi-annual instalments, the first nineteen (19) such instalments each in the sum of seven hundred thousand Dollars ($700,000) and the twentieth (20th) and final such instalment in the amount of three million five hundred thousand Dollars ($3,500,000) (comprising an instalment of seven hundred thousand Dollars ($700,000) and a balloon payment of two million eight hundred thousand Dollars ($2,800,000) (the “Balloon Amount”)), the first instalment falling due on the date which is six (6) calendar months after the Delivery Date and subsequent instalments falling due at consecutive intervals of six (6) calendar months thereafter, with the final instalment falling due no later than the Final Maturity Date.

5.2                               Reduction of Repayment Instalments  If the aggregate amount advanced to the Borrower is less than sixteen million eight hundred thousand Dollars ($16,800,000), the amount of each Repayment Instalment shall be reduced pro rata to the amount actually advanced.

5.3                               Reborrowing  The Borrower may not reborrow any part of the Loan which is repaid or prepaid.

6                                         Prepayment

6.1                               Illegality  If it becomes unlawful in any jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain the Loan:

6.1.1                     that Lender (the “Notifying Lender”) shall promptly notify the Agent of that event;

6.1.2                     upon the Agent notifying the Borrower, the Commitment of that Lender (to the extent not already advanced) will be immediately cancelled;

6.1.3                     the Borrower shall repay that Lender’s Commitment (to the extent already advanced) on the last day of the current Interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrower (being no earlier than the last day of any applicable grace period permitted by law) and the remaining Repayment Instalments;

6.1.4                     Any prepayment under this Clause 6.1 shall satisfy the obligations under Clause 5.1 (Repayment of Loan) in inverse order of maturity.

6.2                               Voluntary prepayment of Loan  The Borrower may prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of one million Dollars ($1,000,000) or an integral multiple thereof) on any Interest Payment Date subject as follows:

6.2.1                     it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Agent may agree) prior written notice;

6.2.2                     if applicable, it pays to the Agent for the account of the Lenders the prepayment fees set out in Clause 9.4 (Prepayment Fees);

6.2.3                     no prepayment may be made until after the Availability Termination Date;

6.2.4                     any prepayment under this Clause 6.2 shall satisfy the obligations under Clause 5.1 (Repayment of Loan) in inverse order of maturity; and

6.2.5                     any costs associated with any prepayment under this Clause 6.2 shall be for the account of the Borrower.

6.3                               Mandatory prepayment

6.3.1                     If the Vessel is sold by the Borrower (which shall require at least fifteen (15) Business Days prior written notice to the Agent and the Sinosure Agent) or becomes a Total Loss, the Borrower shall, simultaneously with any such sale of the Vessel or, in the case of a Total Loss, on the earlier of (a) the date falling one hundred and fifty (150) days after any such Total Loss and (b) the date on which the proceeds of any such Total Loss are realised, apply such sale or Total Loss proceeds firstly to prepay the whole of the Loan and secondly any surplus shall, subject to no Event of Default (as defined in the Other Facility Agreement) having occurred which is continuing, be paid to the Borrower, provided always that if the Other Borrower is not in compliance with clause 10.14 (Additional Security) of the Other Facility Agreement immediately after such prepayment under this Clause 6.3.1, an amount of the surplus equal to any shortfall shall be retained by the Security Agent to be applied in accordance with the Borrower’s written instructions under Clause 10.14.1 or 10.14.3 of the Other Facility Agreement or released to the Borrower to the extent that any short fall is met by the provision of additional security pursuant to clause 10.14.2 of the Other Facility Agreement..

6.3.2                     If any event occurs which would, or would with the passage of time, render performance of any of the Finance Documents by a Security Party to any other party to any such document impossible, unlawful or unenforceable by a Finance Party or a Security Party or jeopardise the security offered by any Finance Document and subject to the Agent notifying the Borrower in writing of such event, the Borrower shall prepay the whole of the Loan on the date specified by the Agent in the notice delivered to the Borrower, (being no earlier than five (5) Business Days of the date of that notice).

6.4                               Mandatory prepayment on termination of Sinosure Policy If :

6.4.1                     the Sinosure Policy is terminated, suspended or cancelled or becomes impossible, invalid, illegal, ineffective, unenforceable, or otherwise ceases to remain in full force and effect; and/or

6.4.2                     the Sinosure Agent has received notice in writing of Sinosure’s intention to repudiate, terminate or suspend the application of the Sinosure Policy,

the Agent on behalf of the Lenders shall negotiate with the Borrower in good faith with a view to reaching a potential restructuring of the Loan and/or to arranging a new financing facility for the Vessel to mitigate the loss of the Sinosure Policy on such terms and conditions as are acceptable to the Lenders, provided always that no Lender shall be committed to agree to any such potential restructuring of the Loan and/or such new financing facility notwithstanding other Lenders may have agreed to do so. In the event that the parties do not agree on such a solution within 60 days, the Borrower shall immediately on the Agent’s written demand make a full prepayment of the Loan. For the avoidance of doubt, the Borrower shall be under no obligation to make a full prepayment of the Loan under this Clause 6.4 if the termination, suspension or cancellation of the Sinosure Policy is caused by the wilful misconduct of any Finance Party.

6.5                               Restrictions  Any notice of prepayment given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs and subject to Clause 9.3 (Prepayment fees), without premium or penalty.  The Borrower shall be entitled to be credited with any Break Gains resulting from that prepayment.

If the Agent receives a notice under this Clause 6 it shall promptly forward a copy of that notice to the Borrower or the Lenders, as appropriate.

7                                         Interest

7.1                               Interest Periods  The period during which the Loan shall be outstanding under this Agreement shall be divided into consecutive Interest Periods of three (3) or six (6) months’ duration, as selected by the Borrower by written notice to the Agent not later than 11.00 a.m. on the third Business Day before the beginning of the Interest Period in question.

7.2                               Beginning and end of Interest Periods  Each Interest Period shall start on the Drawdown Date or (if the Loan is already made) on the last day of the preceding Interest Period and end on the date which numerically corresponds to the Drawdown Date or the last day of the preceding Interest Period in the relevant calendar month except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Business Day in that month.

7.3                               Interest Periods to meet Repayment Dates  If an Interest Period will expire after the next Repayment Date, there shall be a separate Interest Period for a part of the Loan equal to the Repayment Instalment due on that next Repayment Date and that separate Interest Period shall expire on that next Repayment Date.

7.4                               Non-Business Days  If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.5                               Interest rate  During each Interest Period interest shall accrue on the Loan at the rate determined by the Agent to be the aggregate of (a) the Margin, (b) LIBOR and (c) the Mandatory Cost, if any.

7.6                               Failure to select Interest Period  If the Borrower at any time fails to select an Interest Period in accordance with Clause 7.1 (Interest Period) the interest rate applicable shall be the rate determined by the Agent in accordance with Clause 7.5 (Interest rate) for an Interest Period of three (3) months.

7.7                               Accrual and payment of interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrower to the Agent for the account of the Lenders on the last day of each Interest Period and, if the Interest Period is longer than three (3) months, on the dates falling at three (3) monthly intervals after the first day of that Interest Period.

7.8                               Default interest  If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two per cent (2%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan in the currency of the overdue amount for successive Interest Periods, each selected by the Agent (acting reasonably).  Any interest accruing under this Clause 7.8 shall be immediately payable by the Borrower on demand by the Agent.  If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.9                               Alternative interest rate  If either (a) the applicable Screen Rate is not available for any Interest Period and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for that Interest Period or (b) Dollars are not available to any Lender or Lenders in the London interbank market for funding or (c) a Lender or Lenders inform the Agent by written notice that the cost to it or them of obtaining matching deposits for any Interest Period would be in excess of LIBOR and that notice is received by the Agent no later than close of business in London on the day LIBOR is determined for that Interest Period:

7.9.1                     the Agent shall give notice to the Lenders and the Borrower of the occurrence of such event; and

7.9.2                     the rate of interest on each Lender’s Commitment for that Interest Period shall be the rate per annum which is the sum of:

(a)                                 the Margin; and

(b)                                 the rate notified to the Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its Commitment from whatever source it may reasonably select; and

(c)                                  the Mandatory Cost, if any, applicable to that Lender’s Commitment,

PROVIDED THAT if the resulting rate of interest on any Commitment is not acceptable to the Borrower:

7.9.3                     the Agent on behalf of the Lenders will negotiate with the Borrower in good faith with a view to modifying this Agreement to provide a substitute basis for determining the rate of interest during which period the interest rate that will apply is that determined by the Agent;

7.9.4                     any substitute basis agreed pursuant to Clause 7.9.3 shall be binding on all the parties to this Agreement and shall apply to all Commitments; and

7.9.5                     if, within thirty (30) days of the giving of the notice referred to in Clause 7.9.1, the Borrower and the Agent fail to agree in writing on a substitute basis for determining the rate of interest, the Borrower will immediately prepay the relevant Commitment, together with any Break Costs and the remaining Repayment Instalments shall be reduced pro rata.

7.10                        Determinations conclusive  The Agent shall promptly notify the Borrower of the determination of a rate of interest under this Clause 7.10 and each such determination shall (save in the case of manifest error) be final and conclusive.

8                                         Indemnities

8.1                               Transaction expenses  The Borrower will, within fourteen (14) days of the Agent’s written demand, pay the Agent (for the account of the Finance Parties) the amount of all costs and expenses (including legal fees and Value Added Tax or any similar or replacement tax if applicable) incurred by the Finance Parties and Sinosure or any of them in connection with:

8.1.1                     the negotiation, preparation, printing, execution and registration of the Finance Documents (whether or not any Finance Document is actually executed or registered and whether or not all or any part of the Loan is advanced);

8.1.2                     any amendment, addendum or supplement to any Finance Document (whether or not completed);

8.1.3                     save as otherwise specified in this Agreement or under the Security Documents any other document which may at any time be required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document (including, without limitation, any valuation of the Vessel and any costs incurred at any time during the Facility Period that the Agent requires an insurance report by an independent agency or the provision of such a report by the Borrower); and

8.1.4                     any discharge, release or reassignment of any of the Security Documents.

8.2                               Funding costs  The Borrower shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) promptly on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party if, for any reason, the Loan is not advanced to the Borrower after the Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice (unless, in either case, as a result of any default by a Finance Party).

8.3                                 Break Costs  The Borrower shall pay to the Agent (for the account of each Lender) promptly on the Agent’s written demand the amount of all costs, losses, premiums or penalties incurred or to be incurred by that Lender as a result of its receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 6 (Prepayment) or otherwise) on a day other than the last day of an Interest Period for the Loan or relevant part of the Loan, or any other payment under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred or to be incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan, and the Borrower shall be entitled to be credited with any Break Gains.

8.4                               Currency indemnity  In the event of a Finance Party receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrower shall, promptly on the Agent’s written demand, pay to the Agent for the account of the relevant Finance Party such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the relevant Finance Party as a separate debt under this Agreement.

8.5                               Increased costs (subject to Clause 8.6 (Exceptions to increased costs))  If, by reason of the introduction of any law, or any change in any law, or any change in the interpretation or administration of any law, or compliance with any request or requirement from any central bank or any fiscal, monetary or other authority occurring after the Signing Date (including the implementation or application of or compliance with the Basel II Accord or any other Basel II Regulation or Basel III (whether such implementation, application or compliance is by any central bank or any fiscal, monetary or other authority, a Finance Party or the holding company of a Finance Party)):

8.5.1                     a Finance Party (or the holding company of a Finance Party) shall be subject to any Tax with respect to payment of all or any part of the Indebtedness (other than Tax on overall net income); or

8.5.2                     the basis of Taxation of payments to a Finance Party in respect of all or any part of the Indebtedness shall be changed; or

8.5.3                     any reserve requirements shall be imposed, modified or deemed applicable against assets held by or deposits in or for the account of or loans by any branch of a Finance Party; or

8.5.4                     the manner in which a Finance Party allocates capital resources to its obligations under this Agreement and/or the Master Agreement or any ratio

(whether cash, capital adequacy, liquidity or otherwise) which a Finance Party is required or requested to maintain shall be affected; or

8.5.5                     there is imposed on a Finance Party (or on the holding company of a Finance Party) any other condition in relation to the Indebtedness or the Finance Documents;

and the result of any of the above shall be to increase the cost to a Finance Party (or to the holding company of a Finance Party) of that Finance Party making or maintaining its Commitment or its obligations under the Master Agreement, or to cause a Finance Party to suffer (in its opinion) a material reduction in the rate of return on its overall capital below the level which it reasonably anticipated at the Signing Date and which it would have been able to achieve but for its entering into this Agreement or the Master Agreement and/or performing its obligations under this Agreement or the Master Agreement, or to cause a reduction in any amount due and payable to a Finance Party under any of the Finance Documents, then, subject to Clause 8.6 (Exceptions to increased costs), the Finance Party affected shall notify the Agent and the Borrower shall from time to time pay to the Agent on demand for the account of that Finance Party the amount which shall compensate that Finance Party (or the relevant holding company) for such additional cost or reduced return or reduced amount.  A certificate signed by an authorised signatory of that Finance Party setting out the amount of that payment and the basis of its calculation shall be submitted to the Borrower and shall be conclusive evidence of such amount save for manifest error or on any question of law.

For the purposes of this Clause 8.5:

“Basel II Accord” means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the Signing Date;

“Basel II Approach” means, in relation to a Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by that Finance Party (or its holding company) for the purpose of implementing or complying with the Basel II Accord;

“Basel II Regulation” means (a) any law or regulation implementing the Basel II Accord or (b) any Basel II Approach adopted by a Finance Party;

“Basel III” means (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (b) the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement — Rules text” published by the Basel Committee on Banking Supervision in November 2011 and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”; and

“holding company” means, in respect of a Finance Party, the company or entity (if any) within the consolidated supervision of which that Finance Party is included.

8.6                               Exceptions to increased costs  Clause 8.5 (Increased costs) does not apply to the extent any additional cost or reduced return referred to in that Clause is:

8.6.1                         compensated for by a payment made under Clause 8.10 (Taxes); or

8.6.2                         compensated for by a payment made under Clause 17.3 (Grossing-up); or

8.6.3                         compensated for by the payment of the Mandatory Cost; or

8.6.4                         attributable to a FATCA Deduction required to be made by a Party; or

8.6.5                         attributable to the wilful breach by the relevant Finance Party (or the holding company of that Finance Party) of any law or regulation.

8.7                               Events of Default  The Borrower shall indemnify each Finance Party from time to time, by payment to the Agent (for the account of that Finance Party) promptly on the Agent’s written demand, against all losses, costs and liabilities incurred or sustained by that Finance Party as a consequence of any Event of Default.

8.8                               Enforcement costs  The Borrower shall pay to the Agent (for the account of each Finance Party) promptly on the Agent’s written demand the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document including (without limitation) any losses, costs and expenses which that Finance Party may from time to time sustain, incur or become liable for by reason of that Finance Party being mortgagee of the Vessel and/or a lender to the Borrower, or by reason of that Finance Party being deemed by any court or authority to be an operator or controller, or in any way concerned in the operation or control, of the Vessel.

8.9                               Other costs  The Borrower shall pay to the Agent (for the account of each Finance Party) promptly on the Agent’s written demand the amount of all sums which that Finance Party may pay or become actually or contingently liable for on account of the Borrower in connection with the Vessel (whether alone or jointly or jointly and severally with any other person) including (without limitation) all sums which that Finance Party may pay or guarantees which it may give in respect of the Insurances, any expenses incurred by that Finance Party in connection with the maintenance or repair of the Vessel or in discharging any lien, bond or other claim relating in any way to the Vessel (including, but not limited to, environmental or pollution claims or any third party claims), and any sums which that Finance Party may pay or guarantees which it may give to procure the release of the Vessel from arrest or detention and all sums and/or any costs imposed on a Finance Party that cannot conduct any business in any Sanctioned Country nor deal either directly or indirectly with any Sanctions Target, as each such term is determined by the rules relating to international sanctions.

8.10                        Taxes  The Borrower shall pay all Taxes to which all or any part of the Indebtedness or any Finance Document may be at any time subject (other than Tax on a Finance Party’s overall net income and other than any FATCA Deduction required to be made by a Party)), including, without limitation, any costs or expenses, losses and Taxes thereon which any Finance Party may sustain or incur in acting upon the instructions which the Finance Party believes in good faith to be instructions from the Borrower excluding any loss, cost or expense to the extent incurred as a direct result of the gross negligence or wilful misconduct of the Finance Party and shall indemnify the Finance Parties, by payment to the Agent (for the account of the Finance Parties)

promptly on the Agent’s written demand, against all liabilities, costs, claims and expenses resulting from any omission to pay or delay in paying any such Taxes.

8.11                        FATCA information

8.11.1                  Subject to Clause 8.11.3, each Party shall, within ten Business Days of a reasonable request by another Party:

                                                    (a)                              confirm to that other Party whether it is:

                                                                                                 (i)                                     a FATCA Exempt Party; or

                                                                                                 (ii)                                  not a FATCA Exempt Party;

                                                    (b)                              supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

                                                    (c)                               supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

8.11.2                  If a Party confirms to another Party pursuant to Clause 8.11.1(a)(i) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

8.11.3                  Clause 8.11.1 shall not oblige any Finance Party to do anything, and Clause 8.11.1(c) shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

                                                    (a)                              any law or regulation;

                                                    (b)                              any fiduciary duty; or

                                                    (c)                               any duty of confidentiality.

8.11.4                  If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause 8.11.1(a) or 8.11.1(b) (including, for the avoidance of doubt, where Clause 8.11.3 applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

8.11.5                  If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

                                                    (a)                              where the Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the Signing Date;

                                                    (b)                              where the Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date; or

                                                    (c)                               where the Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

                                                    (i)                                  a withholding certificate on Form W-8 or Form W-9 or any other relevant form; or

                                                    (ii)                               any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

8.11.6                  The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Clause 8.11.5 to the Borrower.

8.11.7                  If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to Clause 8.11.5 is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent).  The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

8.11.8                  The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to Clause 8.11.5 or 8.11.7 without further verification.  The Agent shall not be liable for any action taken by it under or in connection with Clause 8.11.5, 8.11.6 or 8.11.7.

8.12                        FATCA Deduction

8.12.1               Each Party may make any FATCA Deduction it is required to make by FATCA and any payment required in connection with that FATCA Deduction and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for the FATCA Deduction.

8.12.2               Each Party shall promptly upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrower and the Agent shall notify the other Finance Parties.

8.13                        Sinosure indemnity  The Borrower shall indemnify the Sinosure Agent and each Lender on demand and hold each of those parties harmless from and against any duly evidenced additional premiums, cost or expense as provided for under the Sinosure Policy which Sinosure may charge, invoice or set-off against amounts owing to the Sinosure Agent or the Lenders, including without limitation as a result of a change of the delivery schedule of the Vessel or otherwise properly incurred by the Sinosure Agent and/or the Lenders in connection with compliance with the Sinosure Policy.

9                                         Fees

9.1                               Commitment fee  The Borrower shall pay to the Agent (for the account of the Lenders in proportion to their Commitments) a fee computed at the rate of forty per cent (40%) of the Margin per annum on the undrawn amount of the Loan from time to time from the Signing Date until the earlier of the Drawdown Date and the Availability Termination Date.  The accrued commitment fee is payable on the last day of each successive period of six months from the Signing Date and on the Availability Termination Date.

9.2                               Upfront fee  The Borrower shall pay to the MLA for its own account a non-refundable upfront fee computed at the rate of one point twenty five per cent (1.25%) of the Maximum Loan Amount on or prior to the Drawdown Date.

9.3                               Agency fee  The Borrower shall pay to the Agent for its own account, a non-refundable annual agency fee  of USD 25,000, the first agency fee being payable on or prior to the Drawdown Date and each agency fee thereafter being payable on each anniversary of the Drawdown Date until the end of the Facility Period.

9.4                               Prepayment fees  In the event the Borrower proceeds to refinance the Loan with an entity which is not affiliated to the Agent during the first three (3) years of the Facility Period, the Borrower shall pay to the Agent for the account of the Lenders the following prepayment fees simultaneously with the relevant amount being prepaid (the “Prepaid Amount”):

(a)                                 one per cent (1%) of the Prepaid Amount if the prepayment is made within the period from the Signing Date until the first anniversary of the Signing Date;

(b)                                 zero point eight per cent (0.8%) of the Prepaid Amount if the prepayment is made within the period from the first anniversary of the Signing Date until the second anniversary of the Signing Date; and

(c)                                  zero point six per cent (0.6%) of the Prepaid Amount if the prepayment is made within the period from the second anniversary of the Signing Date until the third anniversary of the Signing Date.

For the avoidance of doubt no such prepayment fees shall be payable to any other circumstances including as a result of any mandatory prepayment event under clause 6.4 or in the case where the Borrower makes a prepayment as a result of Sinosure not providing its consent under Clause 12.3.6.

9.5                               Sinosure Insurance Premium  The Borrower:

9.5.1                     acknowledges that the Lenders shall procure the placement of the Sinosure Policy through the Sinosure Agent and shall benefit from it throughout the duration of the Facility Period. The Borrower agrees to pay the Sinosure Insurance Premium to Sinosure prior to the Drawdown Date and agrees to pay any additional Sinosure Insurance Premium (if applicable) as determined by Sinosure at any time during the Facility Period;

9.5.2                     agrees that its obligation to make the payments set out in Clause 9.5.1 to the Sinosure Agent in respect of the Sinosure Insurance Premium (or any part of it) shall be an absolute obligation and shall not be affected by any matter whatsoever.  Any refund of the Sinosure Insurance Premium (or any part of it) shall be made in accordance with the general terms of the Sinosure Policy; and

9.5.3                     acknowledges that no Finance Party is in any way involved in the determination of the amount of the Sinosure Insurance Premium and agrees that the Borrower shall have no claim or defence against any Finance Party in connection with the amount of such Sinosure Insurance Premium.

10                                  Security and Application of Moneys

10.1                        Security Documents  As security for the payment of the Indebtedness, the Borrower shall execute and deliver to the Security Agent or cause to be executed and delivered to the Security Agent the following documents in such forms and containing such terms and conditions as the Security Agent shall require (including any UCC financing statements or documents or similar import):

10.1.1              first preferred or statutory (as the case may be) mortgage over the Vessel;

10.1.2              first priority deed of assignment of the Insurances, Earnings Requisition Compensation and Charter of the Vessel;

10.1.3              a guarantee and indemnity from the Guarantor;

10.1.4              first priority deed of charge or pledge (as applicable) over the Earnings Account and all amounts from time to time standing to the credit of the Earnings Account;

10.1.5              an account control agreement providing for the “control” (as such term is used in Article 9 of the UCC of the State of New York) of the Earnings Account by the Security Agent;

10.1.6              letters of undertaking and subordination of the Managers in respect of the Vessel, including (without limitation) an assignment of the interests of the Manager in the Insurances and subordination undertakings;

10.1.7              first priority pledge or charge (as the case may be) of all the issued shares of the Borrower;

10.1.8              letters of the Guarantor regarding an assignment of their interests in the Vessel’s Insurances;

10.1.9              a guarantee and indemnity from the Other Borrower in relation to the Loan;

10.1.10       a first priority deed of charge over the Master Agreement Benefits;

10.1.11       a subordination agreement of all loans made by the Guarantor and/or the Guarantor’s Subsidiaries to the Borrower; and

10.1.12       an assignment of all loans made by the Guarantor and/or the Guarantor’s Subsidiaries to the Borrower.

10.2                        Earnings Account  The Borrower shall maintain the Earnings Account with the Account Holder or such other bank of requisite rating (including itself) as the Agent may designate for the duration of the Facility Period free of Encumbrances and rights of set off other than those created by or under the Finance Documents.

10.3                        Earnings  The Borrower shall procure that all Earnings and any Requisition Compensation are credited to the Earnings Account.

10.4                        Application of Earnings Account The Borrower shall procure that there is transferred from the Earnings Account to the Agent:

10.4.1              on each Repayment Date, the amount of the Repayment Instalment then due; and

10.4.2              on each Interest Payment Date, the amount of interest then due,

and the Borrower irrevocably authorise the Agent to instruct the Account Holder to make those transfers.

10.5                        Borrower’s obligations not affected  If for any reason the amount standing to the credit of the Earnings Account (or either one of them) is insufficient to pay any Repayment Instalment or to make any payment of interest when due, the Borrower’s obligation to pay that Repayment Instalment or to make that payment of interest shall not be affected.

10.6                        Release of surplus  Any amount remaining to the credit of the Earnings Account following the making of any transfer required by Clause 10.4 (Application of Earnings Account) shall (unless an Event of Default shall have occurred and be continuing) be released to or to the order of the Borrower provided that (a) the Borrower are in compliance with Clause 12.2.1 (Financial covenants) both before and after any such release, (b) Clause 10.14 (Additional Security) is complied with and (c) the Guarantor is in compliance with clause 6.8 (Financial Covenants) of the Guarantee.

10.7                        Access to information  The Borrower agrees that the Security Agent (and its nominees) may from time to time during the Facility Period review the records held by the Account Holder (whether in written or electronic form) in relation to the Earnings Account, and irrevocably waives any right of confidentiality which may exist in relation to those records.

10.8                        Statements  Without prejudice to the rights of the Security Agent under Clause 10.7 (Access to information), the Borrower will procure that the Account Holder provides to the Security Agent, on a quarterly basis and at any other time expressly requested by the Agent during the Facility Period, written statements of account in electronic format showing all entries made to the credit and debit of the Earnings Account during the immediately preceding three months.

10.9                        Relocation of Account At any time following the occurrence and during the continuation of a Default, the Security Agent may without the consent of the Borrower relocate the Earnings Account to any branch of the Security Agent, without prejudice to the continued application of this Clause 10 and the rights of the Finance Parties under the Finance Documents.

10.10                 Application after acceleration  From and after the giving of notice to the Borrower by the Agent under Clause 13.2 (Acceleration), the Borrower shall procure by entering into the Account Control Agreement that all sums from time to time standing to the credit of the Earnings Account are immediately transferred to the Security Agent for application in accordance with Clause 10.11 (Application of moneys by Security Agent) and the Borrower irrevocably authorise the Security Agent to instruct the Account Holder to make those transfers.

10.11                 Application of moneys by Security Agent  The Borrower and the Finance Parties irrevocably authorise the Security Agent to apply all moneys which it receives and is entitled to receive:

10.11.1       pursuant to a sale or other disposition of the Vessel or any right, title or interest in the Vessel; or

10.11.2       by way of payment of any sum in respect of the Insurances, Earnings or Requisition Compensation; or

10.11.3       by way of transfer of any sum from the Earnings Account; or

10.11.4       otherwise under or in connection with any Security Document,

in or towards satisfaction of the Indebtedness in the following order:

10.11.5        first, any unpaid fees, costs, expenses and default interest due to the Agent and the Security Agent under all or any of the Finance Documents, such application to be apportioned between the Agent and the Security Agent pro rata to the aggregate amount of such items due to each of them;

10.11.6        second, any unpaid fees, costs, expenses (including any sums paid by the Lenders under Clause 15.12 (Indemnity)) of the Lenders due under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such items due to each of them;

10.11.7        third, any accrued but unpaid default interest due to the Lenders under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such default interest due to each of them;

10.11.8        fourth, any other accrued but unpaid interest due to the Lenders under this Agreement, such application to be apportioned between the Lenders pro rata to the aggregate amount of such interest due to each of them;

10.11.9        fifth, any principal of the Loan due and payable but unpaid under this Agreement, such application to be apportioned between the Lenders pro rata to each Lender’s Proportionate Share;

10.11.10 sixth, any other sum due and payable to any Finance Party but unpaid under all or any of the Finance Documents, such application to be apportioned between the Finance Parties pro rata to the aggregate amount of any such sum due to each of them; and

10.11.11 seventh, any other sum due and payable to any of the Other Finance Parties but unpaid under the Other Facility Agreement in accordance with Clause 10.11 of the Other Facility Agreement;

PROVIDED THAT any part of the Indebtedness arising out of the Master Agreement shall be satisfied only after every other part of the Indebtedness for the time being due and payable has been satisfied in full; and

PROVIDED THAT the balance (if any) of the moneys received shall be paid to the Security Parties from whom or from whose assets those sums were received or recovered or to any other person entitled to them.

Without prejudice to the foregoing, Sinosure may, if Sinosure has paid, and the Lenders have received, all amounts payable under the Sinosure Policy, provide for a different manner of application from that set out in Clause 10.11 above either as regards a specified sum or sums or as regards sums in a specified category or categories.

10.12                 Sinosure Insurance Proceeds

10.12.1       If the Sinosure Agent receives any Sinosure Insurance Proceeds, the Sinosure Agent shall pay the amount actually received by it to the Agent for application in accordance with the provisions of Clause 10.11 (Application of moneys by Security Agent).  The Sinosure Insurance Proceeds are for the benefit of the Lenders and not for the benefit of the Borrower. Any Sinosure

Insurance Proceeds received by the Sinosure Agent or applied by the Agent pursuant to this Clause 10.12 shall not be deemed to satisfy, reduce, release or prejudice any of the obligations of any Security Party under any Finance Document in whole or in part which obligations shall remain due and payable notwithstanding the receipt or application of the Sinosure Insurance Proceeds.

10.12.2       Notwithstanding any provision to the contrary in any Finance Document, in the event Sinosure pays out in full or in part the Sinosure Insurance Proceeds in accordance with the Sinosure Policy, the obligations of the Security Parties under the Finance Documents shall not be reduced or affected in any manner, Sinosure shall be entitled, to the extent of such payment, to exercise the rights the Finance Parties may hold (whether presently or in the future) against any Security Party pursuant to the relevant Finance Document or any relevant laws and/or regulations, as the case may be (but without prejudice to the exercise of such rights by the Finance Parties) unless and until such Sinosure Insurance Proceeds and the interest accrued thereon are fully reimbursed to Sinosure and with respect to the obligations of the Security Parties owed to the Finance Parties under the Finance Documents (or any of them), such obligations shall additionally be owed to Sinosure by way of subrogation of the rights of the Finance Parties.

10.12.3       Each of the Lenders agrees that as soon as Sinosure irrevocably and unconditionally pays in full all moneys due under the Sinosure Policy then each of the relevant Lenders shall promptly transfer to Sinosure ninety-five per cent (95%) of their respective Commitments (as the case may be) in proportion to and in accordance with the schedule of payments made by Sinosure under the Sinosure Policy whereupon Sinosure shall, upon receipt by the Agent of a duly completed Transfer Certificate in accordance with the provisions of Clause 14.4 (Transfer Certificates), and modified to the extent agreed between the Finance Parties and Sinosure for consistency with the terms and conditions of the Sinosure Policy, be a transferee and as such shall be entitled to the rights and benefits of the Lenders under the Finance Documents to the extent of its interest. Notwithstanding any provisions to the contrary in any Finance Document, the Borrower consents to such assignment and transfer.

10.12.4       The Borrower shall indemnify Sinosure in respect of any costs or expenses (including legal fees) suffered or incurred by Sinosure in connection with the transfer referred to hereinabove or in connection with any review by Sinosure of any Default or dispute between the Borrower and any of the Finance Parties occurring prior to the transfer referred to hereinabove.

10.13                 Retention on account  Moneys to be applied by the Security Agent under Clause 10.11 (Application of moneys by Security Agent) shall be applied as soon as practicable after the relevant moneys are received by it, or otherwise become available to it, save that (without prejudice to any other provisions contained in any of the Security Documents) the Security Agent or any receiver or administrator may retain any such moneys by crediting them to a suspense account for so long and in such manner as the Security Agent or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of the Indebtedness (or any relevant part) against the Borrower or any other person liable.

10.14                 Additional security  If at any time the aggregate of the Fair Market Value of the Vessel and the Other Vessel (as determined in accordance with Clause 10.15 (Fair Market Value determination)) and the value of any additional security (such value to be the face amount of the deposit (in the case of cash), determined conclusively by appropriate advisers appointed by the Agent (in the case of other charged assets), and determined by the Agent in its discretion (in all other cases)) for the time being provided to the Security Agent under this Clause 10.14 is less than one hundred and thirty five per cent (135%) of the aggregate of (i) the amount of the Loan then outstanding and (ii) the amount of the Other Loan then outstanding, the Borrower shall and will procure that the Guarantor shall, within fifteen (15) days of the Agent’s request, at the Borrower’s option:

10.14.1       pay to the Security Agent or to its nominee a cash deposit in the amount of the shortfall to be secured in favour of the Security Agent as additional security for the payment of the Indebtedness; or

10.14.2       give to the Security Agent other additional security in amount and form acceptable to the Security Agent in its discretion; or

10.14.3       prepay the Loan in the amount of the shortfall and any such prepayment under this Clause 10.14.3 shall be applied in prepayment of the remaining Repayment Instalments in inverse order of maturity.

Clauses 5.3 (Reborrowing), 6.2 (Voluntary prepayment of Loan) and 6.5 (Restrictions) shall apply, mutatis mutandis, to any prepayment made under this Clause 10.14 and the value of any additional security provided shall be determined as stated above.

10.15                 Fair Market Value determination

10.15.1         (a)                                       Vessel and Other Vessel  In respect of each of the Vessel and the Other Vessel, the fair market value of such vessel shall be determined by two valuations obtained by Approved Shipbrokers, and the average of these valuations shall constitute the value of that vessel.

                                                   (b)                                      Fleet Vessels The fair market value of a Fleet Vessel (other than the Vessel and the Other Vessel) shall be determined for any other Fleet Vessel (other than the Vessel and the Other Vessel), pursuant to any required methodology pursuant to any contractual obligation addressing the manner in which such other Fleet Vessel is to be appraised or valued (or if there is no such other required methodology, in a manner mutually acceptable to the Borrower and the Agent).

Notwithstanding the terms contained in Clause 10.15.1(b) above, all valuations of the Vessel, the Other Vessel or any Fleet Vessel shall be made on a “desk-top” basis and on the basis of a charter-free sale for prompt delivery for cash at arm’s length, on normal commercial terms as between a willing buyer and a willing seller. All valuations of the Vessel shall be addressed to the Agent and all Approved Shipbrokers shall be appointed by, and reporting to the Agent.

10.15.2       Cost of valuations The Fair Market Value of the Vessel and the Other Vessel (as the case may be) shall be determined (a) for the purposes of Clause 2.1 (Amount) and Clause 3.1 (Conditions precedent), (b) for the purposes of determining the relevant percentage referred to in Clause 10.14 (Additional Security) semi-annually in each calendar year on the second and fourth Quarter Date commencing from 31 December 2014 and (c) for the purposes of Clause 6.3 (Mandatory prepayment), in each case at the cost of the Borrower.  The Fair Market Value of the Fleet Vessels shall be determined for the purposes of determining the Value Adjusted Total Assets quarterly (based on semi-annual valuations in each calendar year to be taken on the second and fourth Quarter Date) commencing from 31 December 2014, at the cost of the Borrower.

The Agent shall, however, be at liberty to assess, at no cost to the Borrower, the Fair Market Value of the Vessel, the Other Vessel and any Fleet Vessel at any time during the Facility Period and at such frequency as the Agent shall think necessary in its absolute discretion, unless a Default or an Event of Default has occurred, in which circumstance the Borrower shall be responsible for all costs and expenses incurred by the Agent in obtaining any valuations for the purposes of assessing the Fair Market Value of the Vessel, the Other Vessel and any Fleet Vessel.

11                                  Representations

11.1                        Representations  The Borrower makes the representations and warranties set out in this Clause 11.1 to each Finance Party on the Signing Date.

11.1.1              Status  Each Security Party (which is not an individual) is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation and has the power to own its assets and carry on its business as it is being conducted.

11.1.2              Binding obligations  The obligations expressed to be assumed by each Security Party in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations and each Relevant Document is in full force and effect and admissible into evidence before the relevant jurisdiction which purports to govern it.

11.1.3              Non-conflict with other obligations  The entry into and performance by each Security Party of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)                                 any law or regulation applicable to that Security Party;

(b)                                 the constitutional documents of that Security Party; or

(c)                                  any document binding on that Security Party or any of its assets,

and in borrowing the Loan, the Borrower is acting for its own account.

11.1.4              Power and authority  Each Security Party has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

11.1.5              Validity and admissibility in evidence  All consents, licences, approvals, authorisations, filings and registrations required or desirable:

(a)                                 to enable each Security Party lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party or to enable each Finance Party to enforce and exercise all its rights under the Finance Documents; and

(b)                                 to make the Finance Documents to which any Security Party is a party admissible in evidence in its jurisdiction of incorporation; and

(c)                                  to own its assets and carry on its business,

have been obtained or effected and are in full force and effect, with the exception only of the registrations referred to in Part II of Schedule 2 (Conditions subsequent).

11.1.6              Governing law and enforcement  The choice of a particular law as the governing law of any Relevant Document expressed to be governed by that law will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party, and any judgment obtained in the jurisdiction submitted to in any Relevant Document will be recognised and enforced in the jurisdiction of incorporation of each relevant Security Party.

11.1.7              Deduction of Tax  No Security Party is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

11.1.8              No filing or stamp taxes  (1) (a) Under the law of jurisdiction of incorporation of each relevant Security Party it is not necessary that the Finance Documents (other than the Security Documents) be filed, recorded or enrolled with any court or other authority in that jurisdiction (b) under the law of the jurisdiction of the flag state of the Vessel then subject to a Mortgage, it is not necessary that the Finance Documents (other than the Mortgage) be filed, recorded or enrolled with any court or other authority in that jurisdiction) or (c) in either case that any stamp, registration (other than registration fees in connection with the Mortgage) or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents and (2) other than the filing of UCC financing statements in the District of Columbia and the State of New York in respect of the Assignment and the Manager’s Undertaking (to be granted by Genco Shipping & Trading Limited), it is not necessary that any other UCC financing statement be registered, filed, recorded or enrolled with any court or other authority in any relevant jurisdiction.

11.1.9              No default  No Event of Default is continuing or might reasonably be expected to result from the advance of the Loan.

11.1.10       Anti-corruption laws:  Each of the Security Parties and each other member of the Group has conducted its businesses in compliance with applicable anti-corruption laws, and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

11.1.11       No misleading information  Any factual information provided by any Security Party to any Finance Party was true and accurate in all material respects as at the date it was provided and no material fact or consideration was omitted.

11.1.12       Pari passu ranking  The payment obligations of each Security Party under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

11.1.13       No proceedings pending or threatened  No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or (to the best of the Borrower’s knowledge) threatened which, if adversely determined, might reasonably be expected to have a materially adverse effect on the business, assets, financial condition or credit worthiness of any Security Party.

11.1.14       Disclosure of material facts  The Borrower is not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have adversely affected the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrower.

11.1.15       Completeness of Relevant Documents  The copies of any Relevant Documents provided or to be provided by the Borrower to the Agent in accordance with Clause 3 (Conditions of Utilisation) are, or will be, true and accurate copies of the originals and represent, or will represent, the full agreement between the parties to those Relevant Documents in relation to the subject matter of those Relevant Documents and there are no commissions, rebates, premiums or other payments due or to become due in connection with the subject matter of those Relevant Documents other than in the ordinary course of business or as disclosed to, and approved in writing by, the Agent.

11.1.16       Legal and beneficial ownership The relevant Security Parties are, with effect from the date of each Security Document, legal and beneficial owners of all their assets and property which are the subject of the Security Documents save where the terms of a Security Document specifically provide otherwise or are otherwise the ultimate beneficial owners of all their assets and property.

11.1.17       Insolvency proceedings  No order has been made, nor any petition or other application been presented, or resolution passed or meeting convened for the winding-up, judicial management, administration or receivership of any of the Security Parties, nor are there any grounds on which any person would be entitled to have any of the Security Parties wound up or placed under judicial management, administration or receivership, nor has any person threatened to present such a petition or convened or threatened to convene a meeting of any of the Security Parties to consider a resolution to wind up any of the Security Parties or any other resolutions, nor has any such step been taken in relation to any of the Security Parties under the law relating to insolvency or the relief of debtors in any part of the world.

11.1.18       No trading The Borrower has not traded or carried on business prior to the Signing Date other than the acquisition, chartering and management of the Vessel.

11.1.19       Ownership of the Borrower The issued shares in the Borrower are legally and beneficially owned by the Pledgor and are fully paid up.

11.1.20       No breach of laws None of the Security Parties is in breach of any law binding upon it or any of its assets including (without limitation) the ISM Code, the ISPS Code, any replacement thereof and any other regulation, rule, directive, requirement, request or guideline (whether or not having the force of law).

11.1.21       Financial statements The financial statements provided pursuant to Clause 12.1 (Information undertakings) are accurate and reveal the true financial position of the relevant Security Parties.

11.1.22       No material liabilities The Borrower has not undertaken any material liabilities, present or future, actual or contingent, save under the Relevant Documents.

11.1.23       Environmental Claims All Environmental Laws applicable to the Vessel have been complied with in all material respects and all material consents, licenses and approvals required under such Environmental Laws have been obtained and complied with in all material respects; no Environmental Claim has been made, settled or is pending against any Security Party or the Vessel, which has not been fully satisfied.

11.1.24       Ranking and effectiveness There are no Encumbrances (other than Permitted Encumbrances) affecting any of the assets of the Borrower and the security constituted by the Security Documents is in each case valid, effective security ranking first in priority.

11.1.25       Intellectual Property Each of the relevant Security Parties has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and as contemplated and does not, in carrying on its business, infringe any Intellectual Property of any third party in any respect and has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

11.1.26       No adverse consequences There are no adverse consequences for the Finance Parties (or any of them) in the jurisdiction of incorporation of any of the Security Parties in the entry into of the transactions contemplated by the Finance Documents.

11.1.27       Correctness of all documents  All copy documents provided or to be provided by or on behalf of a Security Party under or in connection with the Finance Documents, including (without limitation) the constitutional documents of the Security Parties, are true, accurate and complete copies of the same, are in full force and effect and have not been modified or amended.

11.1.28       Accounting Reference Date(s) The accounting reference date of the Borrower is 31 December of each calendar year.

11.1.29       No material adverse change There has been no material adverse change in the financial position of the Borrower or any other Security Party from that described to the Lender in the negotiation of this Agreement.

11.1.30       Insurances The Vessel will be insured in the manner required by the Mortgage with effect from the Delivery Date, and all of the insurance covenants in the Mortgage will be fully performed from the Delivery Date onwards.

11.1.31       Immunity  The Borrower has no right to immunity from set off, legal proceedings, attachment prior to judgment, other attachment or execution of judgment on the grounds of sovereign immunity or otherwise.

11.1.32       ERISA  (i) Neither the Borrower nor any Subsidiary or any ERISA Affiliate is party to a Plan or Foreign Plan, (ii) the execution and delivery of this Agreement and the consummation of the transactions hereunder will not involve any “prohibited transaction” for purposes of Section 406 of ERISA or Section 4975 of the IRC, (iii) no ERISA Termination Event has occurred or is reasonably expected to occur, (iv) no ERISA Funding Event exists or has occurred or is reasonably expected to occur and (v) no Foreign Termination Event or Foreign Underfunding exists or has occurred or is reasonably expected to occur that, when taken together with all other ERISA Termination Events, ERISA Funding Events, Foreign Termination Events and Foreign Underfundings that exist or have occurred or which could reasonably be expected to occur, could reasonably be expected to have a Material Adverse Effect.

11.1.33       Condition of Vessel  With effect from the Delivery Date the Vessel will be and remain in the condition required by the Mortgage including (without limitation) being classed with the highest class applicable to vessels of her type with a classification society (being a member of the International Association of Classification Societies) approved by the Agent, free of overdue recommendations and qualifications unless otherwise agreed to by the Agent.

11.1.34       Chief Executive Office  No Security Party has an office or place of business in the United States other than the office located at 299 Park Avenue, 12th fl., New York, New York 10171, USA.

11.1.35       Anti terrorism law and Foreign Corrupt Practices Act

(a)                                 Neither the Borrower nor any other Security Party or, to the knowledge of the Borrower, any director, officer, agent, employee,

affiliate or persons acting on the Borrower’s or any Security Party’s behalf is in violation of any Legal Requirements (as defined in this Clause 11.1.35) relating to terrorism (“Anti Terrorism Law”), including Executive Order No. 13224 on Terrorist Financing, effective 24 September 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56 (the “Patriot Act”).

(b)                                 Neither the Borrower nor any other Security Party or, to the knowledge of the Borrower, any director, officer, agent, employee, affiliate or persons acting on the Borrower’s or any Security Party’s behalf acting or benefiting in any capacity in connection with this Agreement is any of the following:

(i)                                     a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                  a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti Terrorism Law;

(iv)                              a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                                 a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)                                  Neither the Borrower nor any other Security Party or, to the knowledge of the Borrower, any director, officer, agent, employee,

affiliate or persons acting on the Borrower’s or any Security Party’s behalf acting in any capacity in connection with this Agreement:

(i)                                     conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above;

(ii)                                  deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or

(iii)                               engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti Terrorism Law.

(d)                                 Neither the Borrower nor any other Security Party or, to the knowledge of the Borrower, any director, officer, agent, employee, affiliate or persons acting on its behalf has:

(i)                                     used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity;

(ii)                                  made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds;

(iii)                               violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or

(iv)                              made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

In this Clause, “Legal Requirements” mean, as to any person, the constitutional documents of such person, and any treaty, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, order or determination of an arbitrator or a court or other government entity, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.

11.1.36       Sanctions

(a)                                 The Borrower represents that neither the Borrower, nor any of its Affiliates, nor any of their respective directors or officers, is a Sanctions Target.

(b)                                 The Borrower represents and covenants that it will not, directly or indirectly, use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any Person, (i) for the purpose of funding or facilitating any business of or with any Sanctions Target or any Sanctioned Country in violation of Sanctions Laws, nor (ii) in any other manner that would result in a violation of any Sanctions Law by, or could result in the imposition of sanctions against, any Person (including any Person participating in the transactions contemplated hereby, whether as lender, investor, advisor or otherwise).

(c)                                  The Borrower represents that, except as has been disclosed to the Agent or is not material to the question of whether any Sanctions have been or will be violated, neither the Borrower nor any of its Affiliates has engaged in any dealings or transactions in violation of Sanctions Laws with or for the benefit of a Sanctions Target, or with or in a Sanctioned Country, in the preceding three years, nor does the Borrower or any of its subsidiaries have any plans to increase its dealings or transactions with Sanctions Targets or Sanctioned Countries.

(d)                                 The Borrower represents that (i) neither the Borrower nor any of its Affiliates has engaged in any activity or conduct that would result in a material violation of, or be sanctionable under, any Sanctions Laws, and (ii) there are not pending, nor to the best of the Borrower’s knowledge, threatened, claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Borrower or any of its Affiliates alleging a violation by the Borrower or any of its Affiliates of any applicable Sanctions Laws.

(e)                                  The Agent hereby notifies the Borrower that pursuant to the requirements of Sanctions Laws (including the Patriot Act), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Agent to identify the Borrower in accordance with the terms of such Sanctions Laws.

11.2                        Repetition  Each representation and warranty in Clause 11.1 (Representations) is deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on the date of the Drawdown Notice and the first day of each Interest Period.

12                                  Undertakings and Covenants

The undertakings and covenants in this Clause 12 remain in force for the duration of the Facility Period.

12.1                        Information undertakings

12.1.1              Financial statements  The Borrower shall procure that the Guarantor shall supply to the Agent as soon as the same become available, but in any event within one hundred and eighty (180) days after the end of each of its financial years, the Guarantor’s audited consolidated financial statements for that financial year (all such financial statements to be supplemented by updated details of all off-balance sheet and time charter hire commitments in respect of the Vessel and the Other Vessel), together with a Compliance Certificate, signed by the Chief Financial Officer of the Guarantor, setting out (in reasonable detail) computations as to compliance with Clause 12.2 (Financial covenants) as at the date as at which those financial statements were drawn up.

12.1.2              Requirements as to financial statements  Each set of financial statements delivered by the Guarantor under Clause 12.1.1 (Financial statements):

(a)                                 shall be certified by a director or officer of the Guarantor as fairly representing its financial condition as at the date as at which those financial statements were drawn up; and

(b)                                 shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, the Borrower or the Guarantor notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and the Guarantor’s auditors deliver to the Agent:

(i)                                     a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)                                  sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Agent to make an accurate comparison between the financial position indicated in those financial statements and that indicated in the Original Financial Statements.

12.1.3              Interim financial statements  The Borrower shall supply and shall procure that the Guarantor shall supply to the Agent as soon as the same become available, but in any event within forty five (45) days after the end of each quarter during each of its financial years the Borrower’s and the Guarantor’s unaudited quarterly financial statements for that quarter (such financial statements to be supplemented by updated details of all off-balance sheet and time charter hire commitments in respect of the Vessel and the Other Vessel), together with a Compliance Certificate, signed by the Chief Financial Officer of the Borrower or the Guarantor (as the case may be), setting out (in reasonable detail) computations as to compliance with Clause 12.2 (Financial covenants) as at the date as at which those financial statements were drawn up.

12.1.4              Information: miscellaneous  The Borrower shall procure that each Security Party supply to the Agent:

(a)                                 all documents which could reasonably be expected to have a material effect on the business, assets, financial creditworthiness of either Borrower or the Guarantor or the ability of a Security Party to perform its obligations under any Finance Document which are dispatched by the Borrower or any other Security Party to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched.  For the avoidance of doubt, this obligation does not include circulars to shareholders of a routine and non-material nature;

(b)                                 promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which (i) might, if adversely determined, have a materially adverse effect on the business, assets, financial condition or credit worthiness of that Security Party and (ii) exceed the amount of two million Dollars ($2,000,000) in respect of the Guarantor and five hundred thousand Dollars ($500,000) in respect of the Borrower; and

(c)                                  promptly, such further information regarding the financial condition, business and operations of any Security Party as the Agent may reasonably request including, without limitation, cash flow analyses, quarterly reports on the financial and operating performance of the Vessel and the Other Vessel, budgets and projections, in form and substance satisfactory to the Agent.

12.1.5              Notification of default

The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

12.1.6              “Know your customer” checks If:

(a)                                 the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Signing Date;

(b)                                 any change in the status of the Borrower after the Signing Date; or

(c)                                  a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender for itself (or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Agent or that Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12.2                      Financial covenants

12.2.1                At all times during the Facility Period, the Borrower shall maintain cash in the Earnings Account free of Encumbrances (other than in favour of the Security Agent) in an amount of not less than seven hundred and fifty thousand Dollars ($750,000).

12.2.2                At all times during the Facility Period the Guarantor will:-

(a)                                 maintain cash and Cash Equivalents (including available but undrawn working capital lines) in an amount of not less than seven hundred and fifty thousand Dollars ($750,000) per Fleet Vessel; and

(b)                                 not permit its maximum Leverage to exceed seventy per cent (70%); and

(c)                                  not permit its Consolidated Net Worth to be less than the Minimum Consolidated Net Worth,

which covenants shall be tested upon receipt of the interim financial statements delivered to the Agent pursuant to Clause 12.1.3 (Interim financial statements) for a period ending on each Quarter Date.

12.2.3              In the event that any member of the Group enters into a loan facility with other lenders or financial institutions on terms and conditions such that any financial covenants analogous to those covenants in Clause 12.2.2 are, to the Agent’s opinion, on more favourable terms to those lenders or financial institutions, the Borrower undertakes to provide and to procure that the Guarantor provides the same terms and conditions to the Finance Parties on the terms and conditions to be agreed between the Agent (acting on the instructions of the Lenders) and the Borrower.

12.3                        General undertakings

12.3.1              Authorisations  The Borrower shall promptly:

(a)                                 obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)                                 supply certified copies to the Agent of,

any consent, licence, approval or authorisation required under any law or regulation to enable each Security Party to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in the jurisdiction of incorporation of each relevant Security Party of any Finance Document and to enable the Borrower to carry out its business and own its assets.

12.3.2              Compliance with laws  The Borrower shall, and shall procure that the Guarantor and the Vessel shall comply in all respects with all national and international laws, directives, regulations, decrees, rulings and such analogous rules, to which it may be subject, including but not limited to, rules relating to international sanctions and shall exercise its best endeavours to ensure that any charterers do the same, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents and shall be in possession of all proper trading certificates.

12.3.3              Conduct of business  The Borrower shall carry on and conduct its business in a proper and efficient manner, file all requisite tax returns and pay all tax which becomes due and payable (except where contested in good faith).

12.3.4              Evidence of good standing  The Borrower will from time to time if requested by the Agent provide the Agent with evidence in form and substance satisfactory to the Agent that the Security Parties and all corporate shareholders of any Security Party remain in good standing.

12.3.5              Negative pledge and no disposals  The Borrower shall not without the prior written consent of the Agent create nor permit to subsist any Encumbrance (other than a Permitted Encumbrance) or other third party rights over any of its present or future assets or undertaking nor dispose of any of those assets or of all or part of that undertaking.

12.3.6              Merger  The Borrower shall not and shall procure that the Guarantor shall not, without the prior written consent of the Agent and Sinosure enter into any amalgamation, demerger, merger or corporate reconstruction that may (in the sole determination of the Agent acting reasonably), adversely impact the Borrower’s or the Guarantor’s ability to perform their respective obligations under the Finance Documents.

12.3.7              Change of business  The Borrower shall not without the prior written consent of the Agent make any substantial change to the general nature of its business from that carried on at the Signing Date.

12.3.8              No other business  The Borrower shall not without the prior written consent of the Agent engage in any business other than the ownership, operation, chartering and management of the Vessel.

12.3.9              No borrowings or other transactions The Borrower shall not without the prior written consent of the Agent borrow any money (except for the Loan and any shareholder loans made by the Guarantor and the Guarantor’s

Subsidiaries or other indebtedness incurred by the Borrower in the normal course of its business, which are all fully subordinated to the Lenders) nor enter into any transaction (including a derivative transaction) which may result in the incurrence of any additional indebtedness or liabilities (including but not limited to any guarantees, whether financial or performance related, other than a Permitted Encumbrance).  In the event that the Borrower incurs any additional indebtedness in accordance with this Clause 12.3.9, such additional indebtedness (which for the avoidance of doubt shall not include the Loan and any shareholder loans made by the Guarantor and the Guarantor’s Subsidiaries or other indebtedness incurred by the Borrower in the normal course of its business, which are all fully subordinated to the Lenders) shall not exceed an aggregate amount of $500,000. Only the shareholder loans made by the Guarantor and the Guarantor’s Subsidiaries to the Borrower and other indebtedness incurred by the Borrower in the normal course of its business shall be fully subordinated to the Lenders.

12.3.10       No substantial liabilities  Except in the ordinary course of business, the Borrower shall not without the prior written consent of the Agent incur any liability to any third party which is in the Agent’s opinion of a substantial nature nor acquire or invert in any additional assets and/or investments other than the Vessel.

12.3.11       No loans or other financial commitments  The Borrower shall not without the prior written consent of the Agent make any loan nor enter into any guarantee or indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person except for loans made in the ordinary course of business in connection with the chartering, operation or repair of the Vessel.

12.3.12       No dividends or non-arm’s length transactions  The Borrower may pay dividends or make any other distributions or advances of a revenue or capital nature to shareholders, or make any payments of principal or interest on amounts owned to related entities or persons (including payment under any shareholder loans), unless there is an Event of Default or such dividend, distribution or payment would result in an Event of Default and provided that

(a) the Security Parties are in compliance with the terms and conditions of the Finance Documents, including, without limitation (i) the provisions of Clause 12.2 (Financial Covenants) and (ii) Clause 10.14 (Additional Security), (b)  the Guarantor is in compliance with clause 6.4 of the Guarantee and (c) the Other Borrower is in compliance with clause 6.4 of the Collateral Guarantee.  The Borrower shall procure that the Guarantor shall without the consent of the Agent be permitted to declare or pay Dividends or make any distribution provided that (a) no Event of Default has occurred and is continuing and (b) the Guarantor is in compliance with its financial covenants contained in clause 6.8 of the Guarantee, (c) the Other Borrower is in compliance with clause 6.8 of the Collateral Guarantee and (d) the Borrower is in compliance with all the covenants contained in this Agreement.  The Guarantor may authorise, declare and distribute a dividend of Rights (as such term is defined in the Shareholder Rights Agreement and which are convertible into other securities as set out in the Shareholder Rights Agreement) as contemplated by the Shareholder Rights Agreement.  The Borrower shall not without the prior written consent of the Agent, enter into a transaction with an affiliate other than on arm’s length terms unless otherwise provided in relation to the Borrower pursuant to Clause 12.3.18 (No transaction with associated companies). For the avoidance of doubt, nothing in this Clause 12.3.12 shall prohibit the Guarantor from buying back already issued share capital.

12.3.13       No issue of shares The Borrower shall not, without the prior written consent of the Agent, issue any new shares.

12.3.14       Inspection of records  The Borrower will permit the inspection of its financial records and accounts from time to time by the Agent or its nominee.

12.3.15       No change in Relevant Documents  The Borrower shall procure that, without the prior written consent of the Agent, there shall be no termination of, alteration to, or waiver of any term of, any of the Relevant Documents which are not Finance Documents, other than in relation to (i) a time charter or other contract of employment which is not capable of exceeding twenty four (24) months duration and (ii) non-material alterations to the terms of the Management Agreements (in respect of which (i) and (ii) no such consent shall be required), provided there is no Default.

12.3.16       No dealings with Master Agreement  The Borrower shall not assign, novate or encumber or in any other way transfer any of its rights or obligations under the Master Agreement nor enter into any interest rate exchange or hedging agreement with anyone other than the Swap Provider.

12.3.17      No change in constitutional documents  The Borrower shall procure that, without the prior written consent of the Agent, there shall be no alteration to any provision of the constitutional documents of any of the Security Parties.

12.3.18       No transaction with associated companies The Borrower shall not without the prior written consent of the Agent, enter into any transactions (except on arm’s length terms) with any associated companies or companies associated with the Guarantor or any other connected persons, unless reasonably entered in the Borrower’s normal course of business.

12.3.19       Subordination of shareholder loans The Borrower shall procure that any shareholder loans and/or inter company borrowings or other indebtedness permitted by the terms of this Agreement and all claims of the Managers against the Borrower and all sums owed to the Managers and all other material claims against the Borrower are fully subordinated to the Indebtedness on the terms and condition set out in the Subordination Agreement.

12.3.20       No change of ownership or Change of Control The Borrower shall procure that, without the prior written consent of the Agent:-

(a)                                 there shall be no change in the ownership (whether legal or beneficial) or management control of the Borrower from that advised to the Agent on or before the Signing Date; and

(b)                                 there shall be no Change of Control of the Guarantor.

12.3.21       Maintenance of security The Borrower shall take all action necessary or desirable in connection with the registration and perfection of the security constituted by the Security Documents and maintain the same with valid first priority throughout the Facility Period.

12.3.22       Tax compliance The Borrower shall comply with all tax laws and regulations binding upon it and/or any of its assets from time to time and the Borrower shall not make any deduction or withholding for or on account of Tax from any payment it may make under any Finance Document.

12.3.23       Material Creditors  The Borrower shall make reasonable endeavours to procure that all material creditors of the Borrower agree not to petition for the insolvency or winding up or receivership of the Borrower during the Facility Period.

12.3.24       Separate business The Borrower undertakes to maintain itself and its respective business entirely separate from any other affiliate of the Borrower and in particular (but without prejudice to the generality of the foregoing) the Borrower:

(a)                                 will maintain completely separate books and records from any other affiliate of the Borrower;

(b)                                 will maintain separate bank accounts;

(c)                                  will not co-mingle its assets together with the assets of another company or person;

(d)                                 will conduct its business in its own name;

(e)                                  will observe all corporate and other formalities required by its constitutional documents;

(f)                                   will prepare and maintain separate accounts and financial statements;

(g)                                  will maintain an arm’s length relationship with the Managers and the Guarantor, and any affiliate of the Borrower;

(h)                                 will pay its own liabilities out of its own funds;

(i)                                     will not become liable for third party obligations or pledge the Lenders’ credit;

(j)                                    will allocate fairly and reasonably any overhead for shared office space and/or facilities (if applicable);

(k)                                 will not make available any loans or advances to any entity including the Pledgor or the Guarantor;

(l)                                     will use separate stationery, invoices and check books from any other affiliate of the Borrower;

(m)                             will maintain adequate capital for its needs;

(n)                                 will hold itself out at all times as a separate entity and where appropriate correct any misapprehension of which it becomes aware in relation to its separate identity;

(o)                                 will retain no employees save for the master, officers and crew of the Vessel;

(p)                                 will not be or become the member of any other VAT group without the prior written consent of the Agent,

with the proviso that to the extent transactions are permitted under the other terms of this Agreement and the other Finance Documents such transactions are not prohibited by this Clause 12.3.24

12.3.25       ERISA Events The Borrower shall furnish or cause to be furnished to the Lenders written notice forthwith upon (i) the occurrence of a Foreign Termination Event or Foreign Underfunding which, when taken together with all ERISA Termination Events, ERISA Funding Events, Foreign Termination Events and Foreign Underfundings, could reasonably be expected to give rise to a Material Adverse Effect or (ii) the occurrence of any ERISA Termination Event or the occurrence or existence of any ERISA Funding Event.

12.3.26       No Plans No Security Party will enter into any Plan or Foreign Plan without obtaining the previous written consent of the Agent.

12.3.27       Changes in Offices  No Security Party shall change the location of the chief executive office of any Security Party, the office of the chief place of business of any Security Party, or the office in which the records relating to the earnings or insurances of the Vessel is kept unless the Lenders shall have received sixty (60) days prior notice of such change.

12.3.28       Protection of Sinosure Policy

(a)                                 If at any time in the opinion of the Agent or the Sinosure Agent (acting on the instructions of Sinosure), any provision of a Finance Document contradicts or conflicts with any provision of the Sinosure Policy or Sinosure requires any further action to be taken or documents to be entered into for the Sinosure Policy to remain in full force and effect, then the Borrower shall take such action as the Agent, the Sinosure Agent or Sinosure shall require to remove any contradiction or conflict and to ensure the Sinosure Policy remains in full force and effect.

(b)                                 Without prejudice to Clause 12.3.28(a), the Borrower shall, and will procure that the Guarantor shall:

(i)                                     take such action or refrain from taking such action, as the Agent, the Sinosure Agent or Sinosure shall require in order to ensure that the beneficiaries under the Sinosure Policy to comply with and continue to benefit from the Sinosure Policy or to maintain the effectiveness of the Sinosure Policy; and

(ii)                                  not do or omit to do or cause anything to be done or omitted which might be contrary to or incompatible with the obligations undertaken by the Sinosure Agent under or in connection with the Sinosure Policy; and

(iii)                               execute all such documents and instruments and do all such other acts and things as the Sinosure Agent and/or any Finance Party may:

(I)                                   reasonably require in order to comply with, and carry out the transactions contemplated by, the Finance Documents and any documents required to be delivered under the Finance Documents; and

(II)                              require in order for the beneficiaries under the Sinosure Policy to comply with and continue to benefit from the Sinosure Policy or to maintain the effectiveness of the Sinosure Policy.

12.3.29        No sale of Vessel  The Borrower covenants with the Finance Parties not to sell, agree to sell, or otherwise dispose of, or agree to dispose of, the Vessel without the prior written consent of the Agent and Sinosure, unless the proceeds of such sale or disposal are sufficient to prepay the whole of the Loan.

13                                  Events of Default

13.1                        Events of Default  Each of the events or circumstances set out in this Clause 13.1 is an Event of Default.

13.1.1              Non-payment  The Borrower does not pay on the due date any amount payable by it under a Finance Document at the place at and in the currency in which it is expressed to be payable unless (a) its failure to pay is caused by administrative or technical error or a Disruption Event and (b) payment is made within five (5) Business Days of its due date.

13.1.2              Other obligations  A Security Party or any other person (except a Finance Party) does not comply with any provision of any of the Relevant Documents to which that Security Party or person is a party (other than as referred to in Clause 13.1.1 (Non-payment)).

No Event of Default under this Clause 13.1.2 will occur if the failure to comply is capable of remedy and does not relate either to the Insurances or to compliance with Clause 10.14 (Additional security) (in respect of which failure by the Borrower to comply with Clause 10.14.1, 10.14.2 or 10.14.3 within the prescribed time period shall constitute an Event of Default immediately upon the expiry of that time period) and is remedied within five (5) Business Days of the Agent giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

13.1.3              Misrepresentation  Any representation, warranty or statement made or deemed to be repeated by a Security Party in any Finance Document or any other document delivered by or on behalf of a Security Party under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated.

13.1.4              Cross default  Any Financial Indebtedness of a Security Party or the Group or any member of the Group:

(a)                                 is not paid when due or within any originally applicable grace period; or

(b)                                 is declared to be, or otherwise becomes, due and payable before its specified maturity as a result of an event of default (however described); or

(c)                                  is capable of being declared by a creditor to be due and payable before its specified maturity as a result of such an event.

PROVIDED THAT, in respect of the Guarantor such Financial Indebtedness shall be no less than one million Dollars (USD 1,000,000).

13.1.5              Insolvency

(a)                                 A Security Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)                                 The value of the assets of a Security Party is less than its liabilities (taking into account contingent and prospective liabilities).

(c)                                  A moratorium is declared in respect of any indebtedness of a Security Party.

13.1.6              Insolvency proceedings  Any corporate action, legal proceedings or other procedure or step is taken for:

(a)                                 the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of a Security Party (and which in the case of an involuntary action by a third party is not dismissed within thirty (30) days after the commencement of such action);

(b)                                 a composition, compromise, assignment or arrangement with any creditor of a Security Party;

(c)                                  the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of any Security Party or any of its assets; or

(d)                                 enforcement of any Encumbrance over any assets of a Security Party,

or any analogous procedure or step is taken in any jurisdiction.

13.1.7              Creditors’ process and material litigation Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a Security Party and is not discharged within fourteen (14) days or a Security Party becomes involved in litigation which might adversely affect its ability to perform any obligation under any Security Document to which it is a party.

13.1.8              Change of Control There is a Change of Control.

13.1.9              Change in ownership or control of the Borrower There is any change in the beneficial ownership or control of the Borrower from that advised to the Agent by the Borrower at the Signing Date.

13.1.10       Repudiation etc  A Security Party or any other person (except a Finance Party) repudiates any of the Finance Documents to which that Security Party or person is a party or evidences an intention to do so or any event occurs which in the reasonable opinion of the Agent may result in a repudiation of the contract.

13.1.11       Conditions subsequent  Any of the conditions referred to in Clause 3.4 (Conditions subsequent) is not satisfied within the time reasonably required by the Agent.

13.1.12       Revocation or modification of authorisation  Any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the Facility Period becomes, necessary to enable a Security Party or any other person (except a Finance Party) to comply with any of its obligations under any of the Relevant Documents is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Agent considers is, or may be, prejudicial to the interests of a Finance Party, or ceases to remain in full force and effect.

13.1.13       Curtailment of business  A Security Party ceases, or threatens to cease, to carry on all or a substantial part of its business or, as a result of intervention by or under the authority of any government, the business of a Security Party is wholly or partially curtailed or suspended, or all or a substantial part of the assets or undertaking of a Security Party is seized, nationalised, expropriated or compulsorily acquired.

13.1.14       Reduction of capital  Save as permitted under this Agreement, a Security Party reduces its authorised or issued or subscribed capital. For the avoidance of doubt, the Guarantor is permitted to buy back already issued share capital.

13.1.15       Loss of Vessel  The Vessel suffers a Total Loss or is otherwise, destroyed or abandoned, or a similar event occurs in relation to the Other Vessel or any other vessel which may from time to time be mortgaged to the Security Agent as security for the payment of all or any part of the Indebtedness, except that a Total Loss (which term shall for the purposes of the remainder of this Clause 13.1.15 include an event similar to a Total Loss in relation to any other vessel) shall not be an Event of Default if:

(a)                                 the Vessel, the Other Vessel or other vessel is insured in accordance with the Security Documents and a claim for Total Loss is available under the terms of the relevant insurances; and

(b)                                 no insurer has refused to meet or has disputed the claim for Total Loss and it is not apparent to the Agent in its discretion that any such refusal or dispute is likely to occur; and

(c)                                  payment of all insurance proceeds in respect of the Total Loss is made in full to the Security Agent within one hundred and fifty (150) days of the occurrence of the casualty giving rise to the Total Loss in question or such longer period as the Agent may in its discretion agree; and

(d)                                 the Borrower provide alternative security acceptable to the Agent in its discretion in place of the Vessel, the Other Vessel or other vessel acceptable to the Agent in its discretion.

13.1.16       Challenge to registration  The registration of the Vessel or the Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of the Mortgage is contested.

13.1.17       War or instability The country of registration of the Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power or there is instability which may affect the country of the flag of the Vessel or otherwise becomes unstable and the Agent in its discretion considers that, as a result, the security conferred by any of the Security Documents is materially prejudiced.

13.1.18       Master Agreement termination  In the event that a Transaction has been entered into and is outstanding, a notice is given by the Swap Provider under section 6(a) of the Master Agreement, or by any person under section 6(b)(iv) of the Master Agreement, in either case designating an Early Termination Date for the purpose of the Master Agreement, or the Master Agreement is for any other reason terminated, cancelled, suspended, rescinded, revoked or otherwise ceases to remain in full force and effect.

13.1.19       Notice of termination  The Guarantor gives notice to the Security Agent to determine its obligations under the Guarantee.

13.1.20       Material adverse effect  Any event or circumstance occurs which has or is reasonably likely to have a Material Adverse Effect.

13.1.21       Class certification withdrawal The Vessel is withdrawn from its class.

13.1.22       Environmental incident Any incident occurs affecting the Borrower or the Vessel or any Charterer or the Managers which may give rise to an Environmental Claim which may have a materially adverse effect on the ability of any Security Party to perform any obligations under any Security Document to which it is a party.

13.1.23       Arrest The Vessel or the Other Vessel is captured, seized, arrested or detained by any person other than any government or persons acting on behalf of any government and is not released from the arrest or detention within thirty (30) days of the occurrence of such capture, seizure, arrest or detention.

13.1.24       Material Litigation Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to any of the Finance Documents or the transactions contemplated in any of the Finance Documents or against any member of the Group or its assets which has or is reasonably likely to have a Material Adverse Effect.

13.1.25       ERISA An ERISA Funding Event, ERISA Termination Event, Foreign Termination Event or Foreign Underfunding shall occur that, in the reasonable opinion of the Majority Lenders, when taken together with all other ERISA Funding Events, ERISA Termination Events, Foreign Termination Events and Foreign Underfundings that have occurred, could reasonably be expected to have a Material Adverse Effect.

13.2                        Acceleration  If an Event of Default is continuing the Agent may by notice to the Borrower:

13.2.1              declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

13.2.2              declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Agent.

14                                  Assignment and Sub-Participation

14.1                        Lenders’ rights  Notwithstanding the provisions of Clause 10.12 (Sinosure Insurance Proceeds) a Lender may, without notice to or the consent of the Borrower or the Guarantor or any Charterer, assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement to any third party, to any other branch of that Lender or to any other bank or financial institution or (for the purpose of a securitisation of that Lender’s rights or obligations under the Finance Documents or a similar transaction of broadly equivalent economic effect) to any special purpose vehicle, and may grant sub-participations in all or any part of its Commitment.

14.2                        Borrower’s co-operation  The Borrower will co-operate fully, and will procure that the Guarantor and any charterer co-operates fully, with a Lender in connection with any assignment, transfer or sub-participation or securitisation by that Lender; will execute and procure the execution of such documents as that Lender may require in that connection; and irrevocably authorise any Finance Party to disclose to any proposed assignee, transferee or sub-participant or to any third party (whether before or after any assignment, transfer, sub-participation or securitisation and whether or not any assignment, transfer, sub-participation or securitisation shall take place) all information relating to the Security Parties, the Loan, the Relevant Documents, the Sinosure Policy and the Vessel which any Finance Party may in its discretion consider necessary or desirable but subject to causing no material adverse effect for the Borrower or the Guarantor.

14.3                        Rights of assignee  Any assignee of a Lender shall (unless limited by the express terms of the assignment) take the full benefit of every provision of the Finance Documents benefitting that Lender PROVIDED THAT:

14.3.1              if, as a result of circumstances existing at the date of the assignment, the Borrower would be obliged to make a payment to the assignee under Clause 8.5 (Increased costs) or Clause 17.3 (Grossing-up), then the assignee shall only be entitled to receive payment under that Clause to the same extent as that Lender would have been if the assignment had not taken place; and

14.3.2              an assignment will only be effective on notification by the Agent to that Lender and the assignee that the Agent is satisfied it has complied with all necessary “Know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee.

14.4                        Transfer Certificates  If a Lender wishes to transfer any of its rights and obligations under or pursuant to this Agreement, it may do so by delivering to the Agent a duly completed Transfer Certificate, in which event on the Transfer Date:

14.4.1              to the extent that that Lender seeks to transfer its rights and obligations, the Borrower (on the one hand) and that Lender (on the other) shall be released from further obligations towards the other;

14.4.2              the Borrower (on the one hand) and the transferee (on the other) shall assume obligations towards the other identical to those released pursuant to Clause 14.4.1 PROVIDED THAT if, as a result of circumstances existing at the date of the Transfer Certificate, the Borrower would be obliged to make a payment to the transferee under Clause 8.5 (Increased costs) or Clause 17.3 (Grossing-up), then the transferee shall only be entitled to receive payment under that Clause to the same extent as that Lender would have been if the transfer had not taken place; and

14.4.3              the Agent, each of the Lenders and the transferee shall have the same rights and obligations between themselves as they would have had if the transferee had been an original party to this Agreement as a Lender with the rights and obligations transferred to it as a result of the transfer,

PROVIDED THAT the Agent shall only be obliged to execute a Transfer Certificate once:

(a)                                 it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to the transferee; and

(b)                                 the transferee has paid to the Agent for its own account a transfer fee of three thousand Dollars ($3,000) (at Agent’s option).

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

14.5                        Finance Documents  Unless otherwise expressly provided in any Finance Document or otherwise expressly agreed between a Lender and any proposed transferee and notified by that Lender to the Agent on or before the relevant Transfer Date, there shall automatically be assigned to the transferee with any transfer of a Lender’s rights and obligations under or pursuant to this Agreement the rights of that Lender under or pursuant to the Finance Documents (other than this Agreement) which relate to the portion of that Lender’s rights and obligations transferred by the relevant Transfer Certificate.

14.6                        No assignment or transfer by the Borrower  The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

14.7                          Securitisation  Any Lender may include all or part of its rights or obligations under the Finance Documents in a securitisation (or similar transaction of broadly equivalent economic effect) without consultation with or consent of the Borrower or the Guarantor or any charterer. The Borrower will, at the cost of the relevant Lender, co-operate fully with that Lender, and will procure that the Guarantor and any charterer co-operate fully with that Lender, in connection with any such securitisation (or similar transaction) by that Lender and will execute and procure the execution of such documents as that Lender may require in that connection.  The relevant Lender may disclose all information relating to the Security Parties, the Loan and the Relevant Documents and the Vessel to any investor or potential investor in such securitisation (or similar transaction).

15                                  The Agent, the Security Agent, the Sinosure Agent and the Lenders

15.1                        Appointment

15.1.1              Each Lender and the Sinosure Agent  appoints the Agent to act as its agent under and in connection with the Finance Documents and each Lender, the Sinosure Agent and the Agent appoints the Security Agent to act as its security agent for the purpose of the Security Documents.

15.1.2              Each Lender and the Sinosure Agent authorises the Agent and each Lender, the Sinosure Agent and the Agent authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent or the Security Agent (as the case may be) under or in connection with the

Finance Documents together with any other incidental rights, powers, authorities and discretions.

15.1.3              The Swap Provider appoints the Security Agent to act as its security agent for the purpose of the Security Documents and authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Security Documents together with any other incidental rights, powers, authorities and discretions.

15.1.4              Except where the context otherwise requires or where expressly provided to the contrary, references in this Clause 15 to the “Agent” shall mean the Agent and the Security Agent individually and collectively and references in this Clause 15 to the “Finance Documents” or to any “Finance Document” shall not include the Master Agreement.

15.1.5              Each Lender hereby appoints and authorises the Sinosure Agent to act as its agent in connection herewith and for all purposes under the Sinosure Policy (such agent being referred to as the “Sinosure Agent” in the Sinosure Policy), with power to take all such actions as are specified for the Sinosure Agent to take on behalf of the Lenders insured under the Sinosure Policy, together with such other powers as are specifically delegated to the Sinosure Agent by the terms of the Sinosure Policy or are reasonably incidental thereto, and each Lender hereby authorises and instructs the Sinosure Agent to execute and deliver on its behalf the Sinosure Policy and agrees severally to be bound by the terms and conditions of the Sinosure Policy as if it had executed and delivered such agreement for and in its own name.

15.2                        Authority  Each of the other Finance Parties irrevocably authorises the Agent (subject to Clauses 15.4 (Limitations on authority) and 15.18 (Instructions)):

15.2.1              to execute on its behalf any Finance Document (other than this Agreement) and any variation or amendment of any Finance Document (including this Agreement);

15.2.2              to collect, receive, release or pay any money on its behalf;

15.2.3              acting on the instructions from time to time of the Majority Lenders to give or withhold any waivers, consents or approvals under or pursuant to any Finance Document; and

15.2.4              acting on the instructions from time to time of the Majority Lenders to exercise, or refrain from exercising, any rights, powers, authorities or discretions (including, without limitation, determining matters to be acceptable to or agreed by the Agent) under or pursuant to any Finance Document.

The Agent shall have no duties or responsibilities as agent or as security agent other than those expressly conferred on it by the Finance Documents and shall not be obliged to act on any instructions from the Lenders or the Majority Lenders if to do so would, in the opinion of the Agent, be contrary to any provision of the Finance Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.

15.3                        Trust  The Security Agent agrees and declares, and each of the other Finance Parties acknowledges, that, subject to the terms and conditions of this Clause 15.3, the Security Agent holds the Trust Property on trust for the Finance Parties absolutely.  Each of the other Finance Parties agrees that the obligations, rights and benefits vested in the Security Agent shall be performed and exercised in accordance with this Clause 15.3.  The Security Agent shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as security agent for the Finance Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement).  In addition:

15.3.1              the Security Agent and any attorney, agent or delegate of the Security Agent may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Security Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents;

15.3.2              the other Finance Parties acknowledge that the Security Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

15.3.3              the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of 125 years from the Signing Date.

The provisions of Part I of the Trustee Act 2000 shall not apply to the Security Agent or the Trust Property.

15.4                        Limitations on authority  Except with the prior written consent of all the Lenders, the Agent shall not be entitled to:

15.4.1              release or vary any security given for the Borrower’s obligations under this Agreement; nor

15.4.2              waive the payment of any sum of money payable by any Security Party under the Finance Documents; nor

15.4.3              reduce the Margin; nor

15.4.4              change the meaning of the expression “Majority Lenders”; nor

15.4.5              change the order of application of any moneys set out in this Agreement; nor

15.4.6              exercise, or refrain from exercising, any right, power, authority or discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement, expressly reserved to the Lenders or dependent on the instructions of all the Lenders; nor

15.4.7              extend the due date for the payment of any sum of money payable by any Security Party under any Finance Document; nor

15.4.8              take or refrain from taking any step if the effect of such action or inaction may lead to the increase of the obligations of a Lender under any Finance Document; nor

15.4.9              agree to change the currency in which any sum is payable under any Finance Document (other than in accordance with the terms of the relevant Finance Document); nor

15.4.10       agree to change this Clause 15.4;

and any amendment or waiver which relates to any of the above matters referred to in this Clause 15.4 shall not be entered into by the Agent until all the Lenders have agreed its terms. Any other amendment or waiver may be entered into by the Agent with the consent of the Majority Lenders.

Except with Sinosure’s prior consent, the Agent shall not be entitled to exercise or refrain from exercising any right, power, authority or discretion, or give or withhold any consent, the exercise or giving of which is, by the terms of this Agreement or the Sinosure Policy, would require Sinosure’s prior consent and any amendment or waiver which relates to any matter which, by the terms of any Finance Document, requires the prior consent of Sinosure shall not be entered into or provided by the Agent until Sinosure has agreed to its terms.

15.5                        Liability  Neither the Agent nor any of its directors, officers, employees or agents shall be liable to the Lenders or the Sinosure Agent for anything done or omitted to be done by the Agent under or in connection with any of the Relevant Documents unless as a result of the Agent’s gross negligence or wilful misconduct.

15.6                        Acknowledgement  Each Lender and the Sinosure Agent acknowledges that:

15.6.1              it has not relied on any representation made by the Agent or any of the Agent’s directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any Finance Document;

15.6.2              it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Loan;

15.6.3              it has made its own appraisal of the creditworthiness of the Security Parties; and

15.6.4              the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any Security Party unless that information is received by the Agent pursuant to the express terms of a Finance Document.

Each Lender agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or against any other person acting or purporting to act on behalf of the Agent any claim which it might have against them in respect of any of the matters referred to in this Clause 15.6.

15.7                        Limitations on responsibility  The Agent shall have no responsibility to any Security Party or to any Lender on account of:

15.7.1              the failure of a Lender or of any Security Party to perform any of its obligations under a Finance Document; nor

15.7.2              the financial condition of any Security Party; nor

15.7.3              the completeness or accuracy of any statements, representations or warranties made in or pursuant to any Finance Document, or in or pursuant to any document delivered pursuant to or in connection with any Finance Document; nor

15.7.4              the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any Finance Document or of any document executed or delivered pursuant to or in connection with any Finance Document.

15.8                        The Agent’s rights  The Agent may:

15.8.1              assume that all representations or warranties made or deemed repeated by any Security Party in or pursuant to any Finance Document are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.2              assume that no Default has occurred unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.8.3              rely on any document or notice believed by it to be genuine;

15.8.4              rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it;

15.8.5              rely as to any factual matters which might reasonably be expected to be within the knowledge of any Security Party on a certificate signed by or on behalf of that Security Party; and

15.8.6              refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Majority Lenders) and unless and until the Agent has received from the Lenders any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

15.9                        The Agent’s duties  The Agent shall:

15.9.1              if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of any Finance Document by any Security Party or as to the existence of an Event of Default; and

15.9.2              inform the Lenders promptly of any Event of Default of which the Agent has actual knowledge.

15.10                 No deemed knowledge  The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any Security Party or actual knowledge of the occurrence of any Default unless a Lender or a Security Party shall have given written notice thereof to the Agent in its capacity as the Agent.  Any information acquired by the Agent other than specifically in its capacity as the Agent shall not be deemed to be information acquired by the Agent in its capacity as the Agent.

15.11                 Other business  The Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with a Security Party or with a Security Party’s subsidiaries or associated companies or with a Lender as if it were not the Agent.

15.12                 Indemnity  The Lenders shall, promptly on the Agent’s request, reimburse the Agent in their respective Proportionate Shares, for, and keep the Agent fully indemnified in respect of all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Finance Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any Finance Document, to the extent not paid by the Security Parties and not arising solely from the Agent’s gross negligence or wilful misconduct.

15.13                 Employment of agents  In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Finance Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Finance Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

15.14                 Distribution of payments  The Agent (which term shall not for the purposes of this Clause 15.14 include the Security Agent) shall pay promptly to the order of each Finance Party every sum of money received by the Agent pursuant to the Finance Documents for that Finance Party and until so paid such amount shall be held by the Agent on trust absolutely for that Finance Party.  If the Agent receives a sum of money which is insufficient to discharge all the amounts then due and payable to every Finance Party under any one or more of the Finance Documents, the Agent shall apply that sum in accordance with the order set out in Clauses 10.11.1 to 10.11.10 inclusive (Application of moneys by Security Agent), but as if references in those Clauses to the “Finance Documents” or to any “Finance Document” did not include the Master Agreement and as if the first Proviso to those Clauses were deleted.

15.15                 Reimbursement  The Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum.  If, however, the Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Clause 15.14 (Distribution of payments) before it has itself received payment of that amount, that Lender will, on demand by the Agent, refund to the Agent an amount equal to the sum so paid, together with an amount sufficient to reimburse the Agent for any interest which the Agent may certify that it has been required to pay on money borrowed to fund the sum in question during the period beginning on the date of payment and ending on the date on which the Agent receives reimbursement.

15.16                 Redistribution of payments  Unless otherwise agreed between the Lenders and the Agent, if at any time a Lender receives or recovers by way of set-off, the exercise of any lien or otherwise from any Security Party, an amount greater than that Lender’s Proportionate Share of any sum due from that Security Party to the Lenders under the Finance Documents (the amount of the excess being referred to in this Clause 15.16 and in Clause 15.17 (Rescission of Excess Amount) as the “Excess Amount”) then:

15.16.1       that Lender shall promptly notify the Agent (which shall promptly notify each other Lender);

15.16.2       that Lender shall pay to the Agent an amount equal to the Excess Amount within ten (10) days of its receipt or recovery of the Excess Amount; and

15.16.3       the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum due from that Security Party to the Lenders and shall account to the Lenders in respect of the Excess Amount in accordance with the provisions of Clause 15.14 (Distribution of payments)

However, if a Lender has commenced any legal proceedings to recover sums owing to it under the Finance Documents and, as a result of, or in connection with, those proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Lender which had been notified of the proceedings and had the legal right to, but did not, join those proceedings or commence and diligently prosecute separate proceedings to enforce its rights in the same or another court.

15.17                 Rescission of Excess Amount  If all or any part of any Excess Amount is rescinded or must otherwise be restored to any Security Party or to any other third party, the Lenders which have received any part of that Excess Amount by way of distribution from the Agent pursuant to Clause 15.16 (Redistribution of payments) shall repay to the Agent for the account of the Lender which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Lenders share rateably in accordance with their Proportionate Shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Lender receiving or recovering the Excess Amount to the person to whom that Lender is liable to make payment in respect of such amount, and Clause 15.16.3 (Redistribution of payments) shall apply only to the retained amount.

15.18                 Instructions  Where the Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Majority Lenders each of the Lenders shall provide the Agent with instructions within three (3) Business Days of the Agent’s request (which request may be made orally or in writing).  If a Lender does not provide the Agent with instructions within that period, that Lender shall be bound by the decision of the Agent.  Nothing in this Clause 15.18 shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Majority Lenders if the Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with the Finance Documents.  In that event, the Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Agent pursuant to this Clause 15.18.

15.19                 Payments  All amounts payable to a Lender under this Clause 15 shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Agent.

15.20                 “Know your customer” checks  Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

15.21                 Sinosure Policy  Each Lender represents and warrants to the Sinosure Agent that (a) it has reviewed the Sinosure Policy and is aware of the provisions thereof, (b) the representations and warranties made by the Sinosure Agent on behalf of each Lender under the Sinosure Policy are true and correct with respect to such Lender in all respects, (c)  no information provided by such Lender in writing to the Sinosure Agent or to Sinosure prior to the date hereof was incomplete, untrue or incorrect in any respect except to the extent that such Lender, in the exercise of reasonable care and due diligence prior to the giving of the information, could not have discovered the error or omission, and (d) it has not taken (or failed to take), and agrees that it shall not take (or fail to take), any action that would result in the Sinosure Agent being in breach of any of its obligations in its capacity as Sinosure Agent under the Sinosure Policy or the other Finance Documents, or result in any of Lenders being in breach of any of their respective obligations as insured parties, under the Sinosure Policy, or which would otherwise prejudice the Sinosure Agent’s ability to make a claim on behalf of the Lenders under the Sinosure Policy.

15.22                 Sinosure Agent communication  The Sinosure Agent agrees to furnish promptly to each Lender, a copy of each written communication received by it from, or sent by it to, Sinosure expressly relating to the Sinosure Policy.  The Sinosure Agent agrees not to take any action under the Sinosure Policy without the consent of the Majority Lenders (which consent shall not be unreasonably withheld), unless the Sinosure Agent has reasonably determined that such action would not be material to the coverage provided to the Lenders thereunder.

15.23                 Claims under the Sinosure Policy  Each Lender acknowledges and agrees with the Sinosure Agent that it shall have no entitlement to make any claim or to take any action whatsoever under or in connection with the Sinosure Policy except through the Sinosure Agent or otherwise in accordance with the Sinosure Policy and that all of the rights of such Lenders under the Sinosure Policy shall only be exercised by the Sinosure Agent pursuant to and in accordance with the Sinosure Policy.

15.24                 Sinosure Agent actions  The Sinosure Agent agrees to take such actions under the Sinosure Policy (including with respect to any amendment, modification or supplement to the Sinosure Policy) as may be directed on the unanimous instructions of the Lenders from time to time; provided that, anything herein or in the Sinosure Policy to the contrary notwithstanding, the Sinosure Agent shall not be obliged to take any such action or to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties or the exercise of any of its rights or powers hereunder or thereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it or if such action would be contrary to applicable law.

15.25                 Sinosure Agent indemnity  Each Lender severally agrees to indemnify, in their respective Proportionate Shares, the Sinosure Agent and its affiliates, and its and their respective officers, directors, employees and agents for all liabilities, damages, costs and expenses sustained or incurred by, or asserted against the Sinosure Agent or any of its affiliates or its or their respective officers, directors, employees or agents arising out of or by reason of any action taken by the Sinosure Agent or any of its affiliates or its or their respective officers, directors, employees or agents or as a result of any misrepresentations and/or other breaches under Clause 15.21 (Sinosure Policy), provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or wilful misconduct of the Sinosure Agent. Each Lender expressly confirms and agrees that the Sinosure Agent shall not be liable for any loss caused as a result of the breach by any such Lender of its obligations under Clause 15.21 (Sinosure Policy). The provisions of Clause 15.30 (Resignation), pertaining to the procedures to be followed in connection with the appointment of a successor Agent shall constitute, mutatis mutandis, the procedures to be followed in connection with the appointment of a successor Sinosure Agent provided the Sinosure Agent is able to assign and/or novate the Sinosure Policy to its successor.

15.26                 Reimbursement of premium  Each Lender agrees to reimburse the Sinosure Agent in their respective Proportionate Shares in respect of the Sinosure Premium (or any part thereof) if such premium (or any part thereof) is paid by the Sinosure Agent and the Sinosure Agent is not put in funds or fully reimbursed in accordance with the terms of Clause 8.13 (Sinosure Indemnity).

15.27                 Prior consultation with Sinosure  The Borrower acknowledges that the Sinosure Agent and the Agent may, under the terms of the Sinosure Policy be required:

15.27.1       to consult with Sinosure, prior to the exercise of certain decisions under the Finance Documents to which they are a party (including the exercise of such voting rights in relation to any substantial amendment to any Finance Document); and

15.27.2       to follow certain instructions given by Sinosure.

Each Finance Party will be deemed to have acted reasonably if it has acted on the instructions of the Sinosure Agent (in accordance with the terms of the Sinosure Policy) in the making of any such decision or the taking or refraining to take any action under any Finance Document to which it is a party.

15.28                 Action contrary to Sinosure instructions or to the Sinosure Policy etc.  If, in respect of any matter in relation to or arising out of any of the Finance Documents where the approval, consent, authorisation or instruction of Sinosure is required under the terms of the Finance Documents or the Sinosure Policy, the Lenders or any one of more of them wish to take any step or action under or in relation to which conflicts with, or in contrary to, the provisions of the Sinosure Policy, the approval, consent, authorisation or instruction of Sinosure, such step or action may only be taken with the consent of all the Lenders.

15.29                 Sinosure override

15.29.1       Each of the Agent, the Security Agent and the Sinosure Agent shall be authorised to take all such actions as they may deem necessary to ensure that all requirements of Sinosure under or in connection with the Sinosure Policy are complied with (unless all the Lenders instruct otherwise in writing).

15.29.2       None of the Agent, the Security Agent and the Sinosure Agent shall be obliged to do anything if, in their opinion (upon consultation with Sinosure), to do so could result in a breach of any requirements of Sinosure under or in connection with the Sinosure Policy or affect the validity of the Sinosure Policy (unless all the Lenders instruct otherwise in writing).

15.30                 Resignation  Subject to a successor being appointed in accordance with this Clause 15.30, the Agent may resign as agent and/or security agent at any time without assigning any reason by giving to the Borrower and the Lenders and the Sinosure Agent notice of its intention to do so, in which event the following shall apply:

15.30.1       the Lenders may within thirty (30) days after the date of the Agent’s notice appoint a successor to act as agent and/or security agent or, if they fail to do so, the Agent may appoint any other bank or financial institution as its successor;

15.30.2       the resignation of the Agent shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrower and the Lenders;

15.30.3       the Agent shall thereupon be discharged from all further obligations as agent and/or security agent but shall remain entitled to the benefit of the provisions of this Clause 15; and

15.30.4       the Agent’s successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.

15.31                 FATCA related resignation

15.31.1       The Agent shall resign in accordance with Clause 15.30 (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to Clause 15.30.1) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(a)                                 the Agent fails to respond to a request under Clause 8.11 (FATCA information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)                                 the information supplied by the Agent pursuant to Clause 8.11 (FATCA information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)                                  the Agent notifies the Borrower and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

15.32                 No fiduciary relationship  Except as provided in Clauses 15.3 (Trust) and 15.14 (Distribution of payments), the Agent and the Sinosure Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in any Finance Document shall constitute a partnership between any two or more Lenders or between the Agent and any other person.

15.33                 Liability of Sinosure Agent  Neither the Sinosure Agent nor any of its directors, officers, employees or agents shall be liable to the Lenders for anything done or omitted to be done by the Sinosure Agent under or in connection with the Sinosure Policy, unless as a result of the Sinosure Agent’s gross negligence or wilful misconduct.

16                                  Set-Off

16.1                        Set-off  A Finance Party may set off any matured obligation due from the Borrower under any Finance Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

16.2                        Master Agreement Rights  The rights conferred on the Swap Provider provided by this Clause 16 shall be in addition to, and without prejudice to or limitations of, the rights of netting and set off conferred on the Swap Provider by the Master Agreement.

17                                  Payments

17.1                        Payments  Each amount payable by the Borrower under a Finance Document (other than the Master Agreement) shall be paid to such account at such bank as the Agent may from time to time direct to the Borrower in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment.  Payment shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

17.2                        No deductions or withholdings  Each payment (whether of principal or interest or otherwise) to be made by the Borrower under a Finance Document (other than the Master Agreement) shall, subject only to Clause 17.3 (Grossing-up), be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature.

17.3                        Grossing-up  If at any time any law requires (or is interpreted to require) the Borrower to make any deduction or withholding (other than a FATCA Deduction) from any payment, or to change the rate or manner in which any required deduction or withholding is made, under a Finance Document (other than the Master Agreement), the Borrower will promptly notify the Agent and, simultaneously with that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after the deduction or withholding, the relevant Finance Parties receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

17.4                        Evidence of deductions  If at any time the Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Finance Document (other than the Master Agreement), the Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

17.5                        Adjustment of due dates  If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on the Loan or a payment under the Master Agreement, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day).  Any such variation of time shall be taken into account in computing any interest in respect of that payment.

17.6                        Control account  The Agent shall open and maintain on its books a control account in the name of the Borrower showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement.  The Borrower’s obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 17.6 and those entries will, in the absence of manifest error, be conclusive and binding.

17.7                        Clawback  The Agent shall have no liability to pay any sum to the Borrower until it has itself received payment of that sum.  If, however, the Agent does pay any sum to the Borrower on account of any amount prospectively due to the Borrower pursuant to Clause 4 (Advance) before it has itself received payment of that amount, the Borrower will, on demand by the Agent, refund to the Agent an amount equal to the sum so paid, together with an amount sufficient to reimburse the Agent for any interest which the Agent may certify that it has been required to pay on money borrowed to fund the sum in question during the period beginning on the date of payment and ending on the date on which the Agent receives reimbursement.

18                                  Notices

18.1                        Communications in writing  Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter.

18.2                        Addresses  The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

18.2.1              in the case of the Borrower:-

c/o Genco Shipping & Trading Limited

299 Park Avenue

12th Floor

New York, NY 10171

marked for the attention of: John Wobensmith

Fax no: +1 646 443 8555

Email: John.Wobensmith@gencoshipping.com

18.2.2              in the case of each Lender, at the address below its name in Schedule 1 (The Lenders and the Commitments) or (as the case may require) in the relevant Transfer Certificate;

18.2.3              in the case of the Agent and the Security Agent:-

ABN AMRO Capital USA LLC

100 Park Avenue

24th Floor

NY 10017

USA

Attn: Rajbir Talwar

Fax No: +1 917 284 6850

or Fax No: +1 917 284 6697

Email:  rajbir.talwar@abnamro.com

18.2.4              in the case of the Sinosure Agent::

ABN AMRO Bank N.V. Singapore Branch

10 Collyer Quay,

#07-01 Ocean Financial Centre,

Singapore 049315

Attn: Erwin Boon

Fax No: +65 6538 2218

Email: erwin.boon@sg.abnamro.com

18.2.5              in the case of the Swap Provider:

ABN AMRO Bank N.V.

100 Park Avenue

17th Floor

NY 10017

USA

Attn: MacGregor Stockdale

Fax No: +1 917 284 6698

Email: Macgregor.stockdale@abnamro.com

or any substitute address, fax number, department or officer as any party may notify to the Agent (or the Agent may notify to the other parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

18.3                        Delivery  Any communication or document made or delivered by one party to this Agreement to another under or in connection with this Agreement will only be effective:

18.3.1              if by way of fax, when received in legible form; or

18.3.2              if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 18.2 (Addresses), if addressed to that department or officer.

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent.

All notices from or to the Borrower shall be sent through the Agent.

Any communication or document which becomes effective, in accordance with this Clause 18.3, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

18.4                        Notification of address and fax number  Promptly upon receipt of notification of an address, fax number or change of address, pursuant to Clause 18.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other parties to this Agreement.

18.5                        English language  Any notice given under or in connection with this Agreement must be in English.  All other documents provided under or in connection with this Agreement must be:

18.5.1              in English; or

18.5.2              if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

18.6                        Electronic communication

18.6.1              Any communication to be made between any two Parties under or in connection with this Agreement may be made by electronic mail or other electronic means to the extent that those two Parties agree that this is to be an accepted form of communication and if those two Parties:

(a)                                 notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(b)                                 notify each other of any change to their address or any other such information supplied by them by not less than five (5) Business Days’ notice.

18.6.2              Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

18.6.3              Any electronic communication which becomes effective, in accordance with Clause 18.6.2, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

19                                  Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20                                  Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents.  No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21                                  Miscellaneous

21.1                        No oral variations  No variation or amendment of a Finance Document shall be valid unless in writing and signed on behalf of all the Finance Parties and provided the prior approval of Sinosure has been obtained.

21.2                        Further assurance  If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Finance Parties or any of them are considered by the Lenders for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrower will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the opinion of the Lenders are necessary to provide adequate security for the repayment of the Indebtedness.

21.3                        Rescission of payments etc.  Any discharge, release or reassignment by a Finance Party of any of the security constituted by, or any of the obligations of a Security Party contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

21.4                        Certificates  Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrower of that amount.

21.5                        Counterparts  This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

21.6                        Contracts (Rights of Third Parties) Act 1999  A person who is not a party to this Agreement (other than Sinosure) has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

21.7                        Disclosure Without prejudice to Clause 14.2 (Borrower’s co operation) and Clause 14.7 (Securitisation) and subject to causing no material adverse effect to the Borrower or the Guarantor, the Borrower irrevocably authorises, and shall procure that the Guarantor shall irrevocably authorise, the Finance Parties to disclose from time to time information relating to the Security Parties, the Loan, the Relevant Documents, the Vessel, that Finance Party’s account, any Commitment and any agreement entered into by any Security Party in connection with the Finance Documents to:

(a)                                 any private, public or internationally recognised authority;

(b)                                 a Finance Party’s head offices, branches, affiliates or professional advisers;

(c)                                  any other party to the Finance Documents or its professional advisers;

(d)                                 any rating agency or its professional advisers;

(e)                                  any person with whom any Finance Party proposes to enter (or contemplate entering) into contractual relations in relation to the Loan and/or any Commitment; and

(f)                                   any other person(s) in relation to the funding, financing, refinancing, transfer, assignment, sale, sub-participation or operational arrangement or other transaction in relation thereto, including, without limitation, any enforcement or preservation, assignment, transfer, sale or sub-participation of any of the rights and obligations of any Finance Party under the Finance Documents.

21.8                        Sinosure  The Agent agrees that it will consult with Sinosure (through the Sinosure Agent) prior to issuing a notice pursuant to Clause 13.2 (Acceleration).

The Sinosure Agent shall provide Sinosure with a written notice of the disbursement of the Loan with ten (10) days after the Drawdown Date.

22                                  Law and Jurisdiction

22.1                        Governing law  This Agreement and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

22.2                        Jurisdiction  For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any dispute (a) arising from or in connection with this Agreement or (b) relating to any non-contractual obligations arising from or in connection with this Agreement and that any proceedings may be brought in those courts.

22.3                        Alternative jurisdictions  Nothing contained in this Clause 22 shall limit the right of the Finance Parties to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

22.4                        Waiver of objections  The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 22, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

22.5                        Service of process  Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

22.5.1              irrevocably appoints WFW Legal Services Limited present of 15 Appold Street, London EC2A 2HB, England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

22.5.2              agrees that failure by a process agent to notify any Borrower of the process will not invalidate the proceedings concerned.

SCHEDULE 1               The Lenders and the Commitments

The Lenders		The Commitments

ABN AMRO Capital USA LLC		$16,800,000
100 Park Avenue
24th Floor
NY 10017
USA
Attn:	Maria Pina (Fax No: +1 917 284 6917)
Email:	maria.pina@abnamro.com
Attn:	Rajbir Talwar (Fax No.: +1 917 284 6850)
Email:	rajbir.talwar@abnamro.com

SCHEDULE 2  : Conditions Precedent and Subsequent

Part I: Conditions precedent

1                                         Security Parties

(a)                                 Constitutional Documents   Copies of the constitutional documents of each Security Party, together with such other evidence as the Agent may reasonably require that each Security Party is duly incorporated in its country of  incorporation and remains in existence with power to enter into, and perform its obligations under, the Finance  Documents to which it is or is to become a party.

(b)                                 Certificates of good standing   A certificate of good standing in respect of each Security Party (if such a certificate can be obtained).

(c)                                  Board resolutions   A copy of a resolution of the board of directors of each Security Party:

(i)                                     approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute those Finance Documents; and

(ii)                                  authorising a specified person or persons to execute those Finance Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf, provided that in the case of the Guarantor such resolution may (subject to Marshall Islands counsel approval) be a general resolution on the basis that such resolution shall be followed by a specific ratifying resolution within 30 days of the date hereof.

(d)                                 Specimen signatures and copy passports   A specimen of the signature and a copy of the passport of each person authorised by the resolutions referred to in paragraph (c) above.

(e)                                  Shareholder resolutions   (If required by the relevant correspondent counsel) a copy of a resolution signed by all the holders of the issued shares in each security Party, approving the terms of, and the transactions contemplated by, the Finance Documents to which that Security Party is a party.

(f)                                   Officer’s certificates   A certificate of a duly authorised officer of each Security Party certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect and setting out the names of the directors and officers of that Security Party and in the case of the Borrower setting out the shareholders of the Borrower and the proportion of shares held by each shareholder.

(g)                                  Evidence of registration   Where such registration is required or permitted under the laws of the relevant jurisdiction, evidence that the names of the directors, officers and shareholders of each Security Party are duly registered in the companies registry or other registry in the country of incorporation of that Security Party.

(h)                                 Powers of attorney   The notarially attested and legalised power of attorney of each Security Party under which any documents are to be executed or transactions undertaken by that Security Party.

2                                         Security and related documents

(a)                                 Vessel documents   Photocopies, certified as true, accurate and complete by a director or the secretary or the legal advisers of the Borrower, of:

(i)                                     the Building Contract;

(ii)                                  the Builder’s Certificate and/or bill of sale transferring title in the Vessel to the Borrower free of all encumbrances, maritime liens or other debts;

(iii)                               the protocol of delivery and acceptance evidencing the unconditional physical delivery of the Vessel by the Builder to the Borrower pursuant to the Building Contract;

(iv)                              the commercial invoice issued by the Builder in respect of the final contract price of the Vessel;

(v)                                 the declaration of warranty issued by the Builder to the Borrower pursuant to the Building Contract;

(vi)                              the Management Agreement;

(vii)                           the Vessel’s current Safety Construction, Safety Equipment, Safety Radio and Load Line Certificates;

(viii)                        (if applicable) evidence of the Vessel’s current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990;

(ix)                              the ISM Company’s current DOC;

(x)                                 the Vessel’s current Tonnage Certificate;

in each case together with all addenda, amendments or supplements.

(b)                                 Evidence of Borrower’s title   Evidence that any prior registration of the Vessel in the ownership of the Builder and any Encumbrance registered against that ownership have been cancelled (or confirmation from the Builder that there was no such prior registration) and evidence that on the Drawdown Date (i) the Vessel will be at least provisionally registered under an Approved Flag in the ownership of the Borrower and (ii) the Mortgage will be capable of being registered against the Vessel with first priority.

(c)                                  Evidence of insurance   Evidence that the Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with the written approval of the Insurances by an insurance adviser appointed by the Agent. The Borrower shall notify the identity of the insurers and the main terms of the Insurances that will be affected to the Agent at least fifteen (15) days prior to the Delivery Date.

(d)                                 Confirmation of class   An interim Certificate of Confirmation of Class for hull and machinery confirming that the Vessel is classed with the highest class applicable to vessels of her type with American Bureau of Shipping or such other classification society as may be acceptable to the Agent free of recommendations, qualifications and requirements unless otherwise agreed by the Agent in writing.

(e)                                  Valuation   Not more than fourteen (14) days prior to the Drawdown Date or such other period as the Agent may agree,  a valuation of the Vessel from an Approved Broker addressed to the Agent to be issued in accordance with the requirements of Clause 10.15.1 (Fair Market Value determination) certifying the Fair Market Value of the Vessel.

(f)                                   Finance Documents   The Finance Documents [(other than the Other Vessel Security Documents)](1) together with all other documents required by any of them, including, without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients.

(g)                                  Mandates   Such duly signed forms of mandate, and/or other evidence of the opening of the Earnings Account, as the Security Agent may require.

(h)                                 No disputes   The written confirmation of the Borrower that there is no dispute under any of the Relevant Documents as between the parties to any such document.

(i)                                     Pre-delivery instalments and equity contribution   Evidence of full payment to the Seller of any part of the purchase price of the Vessel under the Building Contract which is payable on or before the Delivery Date and which is not being financed by the Loan.

(j)                                    The Account Holder’s confirmation   The written confirmation of the Account Holder that the Earnings Account has been opened with the Account Holder and to its actual knowledge is free from Encumbrances and rights of set off other than as created by or pursuant to the Security Documents.

(k)                                 Other Relevant Documents   Copies of each of the Relevant Documents not otherwise comprised in the documents listed in this Part I of Schedule 2.

(l)                                     Searches   The Security Agent shall have received UCC searches satisfactory to it that there are no Encumbrances (other than Permitted Encumbrances) affecting any of the assets of the Borrower.

(m)                             Evidence of Sinosure authority   Evidence satisfactory to the Lenders that the Sinosure Policy has been duly authorised by Sinosure.

(n)                                 Sinosure Policy   An original counterpart of the Sinosure Policy duly executed by Sinosure, including an English translation in form and substance acceptable to the Agent (acting on the unanimous instructions of the Lenders) and the Sinosure Policy being in full force and effect.

(1)  To be included if this Loan Agreement is signed prior to the delivery of the Other Vessel.

(o)                                 Sinosure Premium   Evidence in form and substance acceptable to the Agent (acting on the unanimous instructions of the Lenders) of the payment to, and receipt by, Sinosure of the full amount of the Sinosure Premium and any costs and expenses which are then due and payable to Sinosure.

(p)                                 Sinosure documents   Evidence that any documents required by Sinosure under the Sinosure Policy have been duly delivered to Sinosure.

3                                         Legal opinions

If a Security Party is incorporated in a jurisdiction other than England and Wales or if any Finance Document is governed by the laws of a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Lenders in each relevant jurisdiction (including a legal opinion in respect of the Sinosure Policy), substantially in the form or forms provided to the Agent prior to the Signing Date or confirmation satisfactory to the Agent that such an opinion will be given.

4                                         Other documents and evidence

(a)                                 Drawdown Notice   A duly completed Drawdown Notice.

(b)                                 Process agent   Evidence that any process agent referred to in Clause 22.5 (Service of process) and any process agent appointed under any other Finance Document has accepted its appointment.

(c)                                  Other authorisations A copy of any other consent, licence, approval, authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(d)                                 Financial statements   Copies of the Original Financial Statements.

(e)                                  Fees   Evidence that the fees, costs and expenses then due from the Borrower under Clause 8 (Indemnities) and Clause 9 (Fees) have been paid or will be paid by the relevant Drawdown Date.

(f)                                   “Know your customer” documents   Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

Part II: Conditions subsequent

1                                         Evidence of Borrower’s title   Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the Approved Flag where the Vessel is registered confirming that (a) the Vessel is permanently registered under that flag in the ownership of the Borrower, (b) the Mortgage has been registered with first priority against the Vessel and (c) there are no further Encumbrances registered against the Vessel.

2                                         Letters of undertaking   Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties to be provided to the Agent within 30 days following the Vessel’s delivery.

3                                         Acknowledgements of notices   Acknowledgements of all notices of assignment and/or charge given pursuant to any Security Documents received by the Agent pursuant to Part I of this Schedule 2 to be provided to the Agent within 30 days following a Vessel’s delivery.

4                                         Legal opinions   Such of the legal opinions specified in Part I of this Schedule 2 as have not already been provided to the Agent.

5                                         Master’s receipt   The master’s receipt for the Mortgage to be provided to the Agent within 30 Business Days following the Vessel’s delivery.

6                                         Companies Act registrations / UCC financing statement (documents of similar import) filings   Evidence that the prescribed particulars of any Finance Documents received by the Agent pursuant to Part I or Part II of this Schedule 2 have been delivered to the relevant Registrar of Companies, or the required UCC financing statements (or documents of similar import), have been registered or filed, within the statutory time limit.

7                                         [Other Vessel Security Documents   The Other Vessel Security Documents together with all other documents required by any of them, including without limitation, all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients together with a Confirmation form the Other Borrower that none of the documents or evidence delivered to or to the order of the Agent under Schedule 1, Part 1 of this Agreement have been modified, amended or revoked since their delivery to the Agent.](2)

8                                         Vessel Documents  Photocopies, certified as true, accurate and complete by a director or the secretary or the legal advisers of the Borrower of:

                                                (i) the Vessel’s current SMC;

                                                (ii) the Vessel’s current ISSC;

                                                (iii) the Vessel’s current IAPPC,

in each case together with all addenda, amendments or supplements.

(2)  To be included if this Loan Agreement is signed prior to the delivery of the Other Vessel.

SCHEDULE 3  : Form of Drawdown Notice

To:                             ABN AMRO Capital USA LLC

From:               BALTIC HORNET LIMITED

Date

Dear Sirs

Drawdown Notice

We refer to the Loan Agreement dated                      2014 made between, amongst others, ourselves and yourselves (the “Agreement”).

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 4.1 of the Agreement, we irrevocably request that you advance the Loan to us on                       2014, which is a Business Day, by paying (i) the amount of [            ] in accordance with the provisions of the Building Contract towards payment of the instalment of the purchase price of the Vessel due on the Delivery Date; and (ii) the amount of [             ] to [                     ] in the account with number [                   ] towards payment of the Sinosure Insurance Premium.

We warrant that the representations and warranties contained in Clause 11.1 of the Agreement are true and correct at the date of this Drawdown Notice and will be true and correct on               2014, that no Default has occurred and is continuing, and that no Default will result from the advance of the Loan requested in this Drawdown Notice.

[We select the period of [       ] months as the first Interest Period.]

Yours faithfully

For and on behalf of
BALTIC HORNET LIMITED

SCHEDULE 4  : Form of Transfer Certificate

To:                             ABN AMRO Capital USA LLC

TRANSFER CERTIFICATE

This transfer certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated the “Loan Agreement”) dated                      2014, on the terms and subject to the conditions of which a secured loan facility of up to $16,800,000 was made available to BALTIC HORNET LIMITED by a syndicate of banks on whose behalf you act as agent and security agent.

1                                         Terms defined in the Loan Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate.  The terms “Transferor” and “Transferee” are defined in the schedule to this certificate.

2                                         The Transferor:

2.1                               confirms that the details in the Schedule under the heading “Transferor’s Commitment” accurately summarise its Commitment; and

2.2                               requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor’s Commitment specified in the Schedule by counter-signing and delivering this certificate to the Agent at its address for communications specified in the Loan Agreement.

3                                         The Transferee requests the Agent to accept this certificate as being delivered to the Agent pursuant to and for the purposes of clause 14.4 of the Loan Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

4                                         The Agent confirms its acceptance of this certificate for the purposes of clause 14.4 of the Loan Agreement.

5                                         The Transferee confirms that:

5.1                               it has received a copy of the Loan Agreement together with all other information which it has required in connection with this transaction;

5.2                               it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information; and

5.3                               it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Security Party.

6                                         Execution of this certificate by the Transferee constitutes its representation and warranty to the Transferor and to all other parties to the Loan Agreement that it has the power to become a party to the Loan Agreement as a Lender on the terms of the Loan Agreement and has taken all steps to authorise execution and delivery of this certificate.

7                                         The Transferee undertakes with the Transferor and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Loan Agreement will be assumed by it after delivery of this certificate to the Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

8                                         The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any document relating to any Finance Document, and assumes no responsibility for the financial condition of any Finance Party or for the performance and observance by any Security Party of any of its obligations under any Finance Document or any document relating to any Finance Document and any conditions and warranties implied by law are expressly excluded.

9                                         The Transferee acknowledges that nothing in this certificate or in the Loan Agreement shall oblige the Transferor to:

9.1                               accept a re-transfer from the Transferee of the whole or any part of the rights, benefits and/or obligations transferred pursuant to this certificate; or

9.2                               support any losses directly or indirectly sustained or incurred by the Transferee for any reason including, without limitation, the non-performance by any party to any Finance Document of any obligations under any Finance Document.

10                                  The address and fax number of the Transferee for the purposes of clause 18 of the Loan Agreement are set out in the Schedule.

11                                  This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

12                                  This certificate and any non-contractual obligations arising out of or in connection with it shall be governed by and interpreted in accordance with English law.

THE SCHEDULE

1                                         Transferor:

2                                         Transferee:

3                                         Transfer Date (not earlier than the fifth Business Day after the date of delivery of the Transfer Certificate to the Agent):

4                                         Transferor’s Commitment:

5                                         Amount transferred:

6                                         Transferee’s address and fax number for the purposes of clause 18 of the Loan Agreement:

[name of Transferor]	[name of Transferee]

By:	By:

Date:	Date:

ABN AMRO Capital USA LLC as Agent

By:

Date:

SCHEDULE 5  : Form of Compliance Certificate

To:                             ABN AMRO Capital USA LLC

From:               BALTIC HORNET LIMITED

Dated:

Dear Sirs

Baltic Hornet Limited— US$16,800,000 Loan Agreement dated [                   ] 2014 (the “Agreement”)

We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

We, [the Borrower] [the Guarantor] confirm that:

12.2.1              [There is cash in the Earnings Account in respect of the Vessel in the amount of [   ]

12.2.2

(a)                                 [Our cash [and Cash Equivalents (including available but undrawn working capital lines)] are equal to: [  ]];

(b)                                 Leverage is equal to [  ] per cent; and

(c)                                  Consolidated New Worth is equal to [ ].

We confirm that no Default is continuing.

Signed:
	Chief Financial Officer	Chief Financial Officer
	[BALTIC HORNET LIMITED]	[BALTIC TRADING LIMITED]

SCHEDULE 6  : Approved List of Shipbrokers

RS PLATOU ASA

ASTRUP FEARNLEY

VESSELSVALUE LTD.

MARITIME STRATEGIES INTERNATIONAL LTD

CLARKSONS

IN WITNESS of which the parties to this Agreement have executed this Agreement the day and year first before written.

SIGNED by Constance Daws		)	/s/ Constance Daws
as duly authorised attorney-in-fact		)
for and on behalf of
BALTIC HORNET LIMITED		)
in the presence of:		)

Witness signature:	/s/ Philippa Sharratt
Name: Philippa Sharratt
Address:	Stephenson Harwood LLP
1 Finsbury Circus
London EC2M 7SH

SIGNED by Elisavet Savvatianou		)	/s/ Elisavet Savvatianou
as duly authorised attorney-in-fact		)
for and on behalf of		)
ABN AMRO Capital USA LLC		)
(as a Lender))
in the presence of:		)

Witness signature:	/s/ Philippa Sharratt
Name: Philippa Sharratt
Address:	Stephenson Harwood LLP
1 Finsbury Circus
London EC2M 7SH

SIGNED by Elisavet Savvatianou		)	/s/ Elisavet Savvatianou
as duly authorised attorney-in-fact		)
for and on behalf of		)
ABN AMRO Capital USA LLC		)
(as Agent))
in the presence of:		)

Witness signature:	/s/ Philippa Sharratt
Name: Philippa Sharratt
Address:	Stephenson Harwood LLP
1 Finsbury Circus
London EC2M 7SH

SIGNED by Elisavet Savvatianou		)	/s/ Elisavet Savvatianou
as duly authorised attorney-in-fact		)
for and on behalf of		)
ABN AMRO Capital USA LLC		)
(as Security Agent))
in the presence of:		)

Witness signature:	/s/ Philippa Sharratt
Name: Philippa Sharratt
Address:	Stephenson Harwood LLP
1 Finsbury Circus
London EC2M 7SH

SIGNED by Elisavet Savvatianou		)	/s/ Elisavet Savvatianou
as duly authorised attorney-in-fact		)
for and on behalf of		)
ABN AMRO Capital USA LLC		)
(as MLA))
in the presence of:		)

Witness signature:	/s/ Philippa Sharratt
Name: Philippa Sharratt
Address:	Stephenson Harwood LLP
1 Finsbury Circus
London EC2M 7SH

SIGNED by Elisavet Savvatianou		)	/s/ Elisavet Savvatianou
as duly authorised attorney-in-fact		)
for and on behalf of		)
ABN AMRO Bank N.V.		)
(as Swap Provider))
in the presence of:		)

Witness signature:	/s/ Philippa Sharratt
Name: Philippa Sharratt
Address:	Stephenson Harwood LLP
1 Finsbury Circus
London EC2M 7SH

SIGNED by		)	/s/ Arnoud Sprangers
as duly authorised attorney-in-fact		)	Arnoud Sprangers
for and on behalf of		)	Head of Debt Solutions, Asia
ABN AMRO Bank N.V. Singapore Branch		)
(as Sinosure Agent))			/s/ Brian McGirr
in the presence of:		)	Brian McGirr
Head of Distribution - Asia
ABN AMRO Bank, N.V.

Witness signature:	/s/ Jacqueline Kingcott
Name: Jacqueline Kingcott
Address:	Vice President
Debt Solutions, Asia